UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HealthSpring, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS
CORPORATE GOVERNANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2010 AND 2009
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSTION
PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES
OTHER MATTERS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
(615) 291-7000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2011
Dear Stockholder:
On Thursday, May 26, 2011, HealthSpring, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at 9009 Carothers Parkway, Franklin, Tennessee. The meeting will begin at 10:00 a.m., local time, and is being held for the following purposes:
1.	To elect three Class III directors nominated by the board of directors to serve three year terms or until their respective successors have been duly elected and qualified;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;
3.	To approve an advisory resolution on our executive compensation as described in the accompanying proxy statement (“say-on-pay”);
4.	To conduct an advisory vote on the frequency of say-on-pay votes; and
5.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
Only stockholders that owned our common stock at the close of business on April 6, 2011 are entitled to notice of and may vote at this meeting. A list of our record stockholders will be available at our corporate headquarters located at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee, during ordinary business hours for 10 days prior to the annual meeting.
References to “HealthSpring,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HealthSpring, Inc. and its affiliates unless otherwise indicated.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, SIGN, AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.
By Order of the Board of Directors,

J. Gentry Barden
Senior Vice President, General Counsel, and Secretary
Franklin, Tennessee
April 15, 2011

HEALTHSPRING, INC.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
Proxy Statement for Annual Meeting of Stockholders
to be held on May 26, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON THURSDAY, MAY 26, 2011
The Company’s Proxy Statement, form of Proxy Card, and 2010 Annual Report to Stockholders are available on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=194529&p=proxy. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.
QUESTIONS AND ANSWERS
1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?
A:
This proxy statement was first mailed or made available to stockholders on or about April 15, 2011. Our 2010 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?
A:
Pursuant to rules adopted by the SEC, the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, we are sending to many of our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials instead of sending a paper copy of the proxy materials and annual report. All stockholders receiving the notice will have the ability to access the proxy materials and annual report on a website referenced in the notice or to request a printed set of proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the notice and in this proxy statement. In addition, the notice contains instructions on how you may request to access proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
A:
At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement: the election of three Class III directors nominated by the board of directors; the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; an advisory resolution on our executive compensation as described in this proxy statement (“say-on-pay”); and an advisory vote on the frequency of say-on-pay votes. In addition, following the formal business of the meeting, our management will provide a business overview and be available to respond to questions from our stockholders.

4.	Q: WHO MAY ATTEND THE ANNUAL MEETING?
A:
Stockholders of record as of the close of business on April 6, 2011, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 9:30 a.m., local time.

5.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
A:
Only stockholders of record as of the close of business on April 6, 2011 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 67,753,963 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

6.	Q: WHO IS SOLICITING MY VOTE?
A:
The Company pays the cost of soliciting proxies. We have retained MacKenzie Partners, Inc. to assist with the solicitation of proxies on our behalf. MacKenzie Partners, Inc. will be paid approximately $12,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the annual meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by MacKenzie Partners, Inc. or by certain of our directors, officers, and employees, without additional compensation.

7.	Q: ON WHAT MAY I VOTE?
A:
You may vote on the election of three Class III directors nominated to serve three year terms on our board of directors; the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; the advisory say-on-pay resolution on our executive compensation; and the advisory vote on the frequency of say-on-pay votes.

8.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?
A:	The board unanimously recommends that you vote as follows:
•	FOR each of the Class III director nominees;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	FOR the advisory say-on-pay resolution on our executive compensation; and

•	ONE YEAR for the advisory vote on the frequency of say-on-pay votes.
9.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:
It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

10.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?
A:
You may vote in person at the annual meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:
Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.
To Vote By Telephone:
On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.
To Vote By Proxy Card:
Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card.
If you received a notice of Internet availability of the proxy materials instead of a paper copy of the proxy materials and annual report, you should follow the voting instructions set forth in the notice.
You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Secretary in writing, at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. For shares held in street name, refer to Question 11 below.
11.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?
A:
If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

12.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?
A:
Each of the Class III director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the three nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as Class III directors.

Although directors are elected by a plurality of votes cast, our corporate governance guidelines include a majority voting policy for directors. Pursuant to the majority voting policy, each director nominee of the Company is required to tender his or her irrevocable resignation from serving as a director of the Company, which resignation becomes effective if (i) the director nominee receives a Majority Withhold Vote (as defined below) and (ii) our board of directors accepts such resignation. If at the annual meeting any Class III director nominee receives more “Withhold” votes than “For” votes (a “Majority Withhold Vote”), the board of directors will, no later than 90 days following certification of the stockholder vote, determine the action to be taken with respect to the director’s tendered resignation. The Company will promptly file a Current Report on Form 8-K or issue a press release describing the board’s decision and providing an explanation of the process by which the decision was reached. For additional details regarding our majority voting policy, see “Corporate Governance — Corporate Governance Guidelines.”

13.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?
A:
Ratification of KPMG LLP: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution on our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the board of directors, or the compensation committee. Although non-binding, the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Frequency of Say-On-Pay Votes: The frequency of the advisory vote on the frequency of say-on-pay votes receiving the greatest number of votes of shares present in person or represented by proxy at the annual meeting and entitled to vote — every one year, every two years, or every three years — will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the Company, the board of directors, or the compensation committee. Although non-binding, the board will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation.
14.	Q:	WHAT CONSTITUTES A “QUORUM”?
A:
The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions, and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

15.	Q:	WHAT IF I ABSTAIN FROM VOTING?
A:
If you attend the meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposals 1 or 4, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2 or 3, your abstention will have the same legal effect as a vote against these proposals.

16.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?
A:
If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219 or by telephone at (800) 937-5449 (domestic) or (718) 921-8200 (international). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, and 4 are non-routine matters.

17.	Q:	WHAT IS A “BROKER NON-VOTE”?
A:
Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

18.	Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?
A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal.
19.	Q:	WHO WILL COUNT THE VOTES?
A:	One of our officers, most likely our Secretary, will count the votes and act as an inspector of election.
20.	Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?
A:
If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will not be broadcasting our annual meeting telephonically or over the Internet.

21.	Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
A:
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are available when filed. Please refer to Question 24 below.

22.	Q:	WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?
A:
Any stockholder proposal must be submitted in writing to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, prior to the close of business on December 16, 2011, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

23.	Q:	WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?
A:
Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than one hundred twenty (120) nor more than one hundred fifty (150) days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the “Investor Relations — Corporate Governance” section of our website, www.healthspring.com.

24.	Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?
A:
We will provide copies of this proxy statement and our 2010 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2010, without charge to any stockholder who makes a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.healthspring.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

25.	Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, or by calling the Secretary at (615) 291-7000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

CORPORATE GOVERNANCE
We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures, and controls that we believe promote and enhance corporate governance, accountability, and responsibility, and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, code of ethics for the chief executive officer and other senior financial officers, and various other governance related policies and standing board committee charters are available on the Investor Relations section of our website at www.healthspring.com under “Corporate Governance.”
Board Independence and Operations
We currently have nine board members, six of whom are “independent” under applicable standards. Our board of directors consults with the Company’s legal counsel to ensure that the board members’ independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in the NYSE listing standards. To assist in the board members’ independence determinations, each director completes, on an annual basis, materials designed to identify any relationships that could affect the director’s independence. The board has determined that each of Messrs. Jeffrey M. Folick, John T. Fox, Bruce M. Fried, Robert Z. Hensley, Russell K. Mayerfeld, and Joseph P. Nolan is an “independent director” consistent with the objective standards of applicable laws and regulations, and that such persons do not otherwise have any relationship (either directly or indirectly as a partner, stockholder, or officer of an organization that has a material relationship with us) that, in the opinion of the board of directors, would impair their independence. The board has not established categorical standards or guidelines by which to analyze the subjective aspects of these determinations, but considers all relevant facts and circumstances known to the board.
The board of directors and its committees meet periodically during the year as appropriate. No director attended fewer than 75% of the 2010 meetings of the board of directors and its committees on which such director served. The board of directors is generally responsible for establishing our corporate policies and reviewing and assessing our corporate objectives and strategies and other major transactions and capital commitments. During 2010, the board of directors met nine times.
Governance Structure and Risk Management
The Chairman of the Board of Directors, Herbert A. Fritch, is also the Company’s Chief Executive Officer. The Chairman, in consultation with the Company’s general counsel and other directors, establishes board meeting agendas and leads board meetings. The board believes that combining the chairman and chief executive officer roles fosters accountability, efficient decision-making, and unified leadership and direction for the board. Our Chief Executive Officer is also the director most familiar with our business and industry and, therefore, is believed by the board to be best suited to identify strategic priorities and lead the discussion and oversight of our corporate strategies. The board has also created the presiding director position for purposes of instituting independent, non-executive oversight of the board. Our policy, which is included within our corporate governance guidelines, is that the directors periodically meet in executive sessions and that our independent “non-management” directors meet at least once a year in an executive session including only such non-management directors. These executive sessions are held when determined by the presiding director and, when held, are chaired by the presiding director. The presiding director also performs such other duties as the board may from time to time delegate to him to assist the board in the fulfillment of its responsibilities. Currently, Mr. Mayerfeld, in his capacity as chair of the nominating and corporate governance committee, is also the presiding director.
The board of directors is actively involved in oversight of risks that could materially affect the Company and its operations. This oversight is conducted primarily through the committees of the board, as disclosed in the descriptions of each of the committees below, but the full board has retained the responsibility for general oversight of risks. The board satisfies this responsibility through periodic reports regarding the committees’ considerations and actions, as well as through regular reports from officers responsible for oversight of particular risks within the Company, including reports from a Company officer specifically identified as responsible for risk management, monitoring, and reporting.
Board Committee Composition
We currently have three standing committees of our board of directors: an audit committee; a compensation committee; and a nominating and corporate governance committee. The audit committee consists of three persons, none of whom is employed by us and each of whom is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members. In addition, the board has determined that Mr. Hensley, the chairman of our audit committee, is an “audit committee financial expert” within the meaning of the applicable SEC regulations and that each member of the audit committee has the accounting and financial expertise required by NYSE listing standards. The compensation committee and nominating and corporate governance committee each consist of three persons, none of whom is employed by us and each of whom is “independent” as defined under the rules of the NYSE. Each of our committees operates under a charter adopted by our board of directors. It is the policy of the board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.

The compositions of our board committees as of the date of this proxy statement are set forth below:

Nominating and
Name of Director	Audit	Compensation	Corporate Governance

John T. Fox		Member
Bruce M. Fried	Member		Member
Robert Z. Hensley	Chair	Member
Russell K. Mayerfeld	Member		Chair
Joseph P. Nolan		Chair	Member
Audit Committee. The audit committee met nine times in 2010. The audit committee is responsible for, among other matters:
•	selecting the Company’s independent registered public accounting firm;
•	pre-approving all audit and permitted non-audit services to be performed by such firm;
•	approving the overall scope of the audit;
•
assisting the board of directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm;

•	monitoring the performance of our internal audit function;
•	meeting to review and discuss the annual and quarterly financial statements and reports with management and the independent registered public accounting firm;
•	reviewing and discussing each earnings press release, as well as financial information and any earnings guidance provided to analysts and rating agencies;
•	monitoring our legal and regulatory compliance policies and reviewing reports of our chief compliance officer;
•	overseeing policies with respect to risk assessment and risk management;
•	meeting separately and periodically with management, internal auditors, and the independent registered public accounting firm;
•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response; and
•	reviewing and approving certain related party transactions.
Compensation Committee. The compensation committee met seven times in 2010. The compensation committee is responsible for, among other matters:
•	reviewing employee compensation philosophies, policies, plans, and programs;
•	reviewing and overseeing the evaluation of executive officer performance and other related matters;
•	reviewing and approving the actual compensation of each of our executive officers;
•	reviewing and approving employment contracts, severance agreements, and other similar arrangements with our officers;
•	reviewing the Company’s compensation practices and policies for executives and other employees as they relate to risk management policies and procedures;
•	administering our equity incentive plans and other incentive compensation plans or arrangements; and
•	recommending the “Compensation Discussion and Analysis” to the board of directors for inclusion in the proxy statement and incorporation by reference in the Annual Report on Form 10-K.
The full board is responsible for reviewing and approving non-employee director compensation. Additional information regarding the process undertaken by the compensation committee in the determination of executive compensation and its other functions is included under “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The nominating and corporate governance committee met five times in 2010. The nominating and corporate governance committee is responsible for, among other matters:
•	evaluating the composition, size, and governance of our board of directors and its standing committees;
•	making recommendations regarding future planning and the appointment of directors to our standing committees;
•	evaluating and recommending candidates for election to our board of directors, including those candidates properly presented by our stockholders;
•	overseeing the performance and self-evaluation process of our board of directors and its standing committees;
•	reviewing management succession plans;
•	reviewing and monitoring compliance with our code of business conduct and ethics and our corporate governance guidelines; and
•	reviewing and developing our corporate governance policies and providing recommendations to the board of directors regarding possible changes.
Selection of Board Nominees and Director Qualifications
The nominating and corporate governance committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, stockholders, members of management, director search firms, and other persons. A stockholder who desires for the nominating and corporate governance committee to consider a nomination for director must comply with the notice, timing, and other requirements set forth in the Company’s bylaws. Each nomination submitted by a stockholder must include the name and address of the nominee and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. It is the policy of the Company that all nominees be evaluated in the same manner.
The nominating and corporate governance committee reviews the qualifications of potential director candidates in accordance with the committee’s charter and our corporate governance guidelines. The committee’s consideration of a candidate as a director includes an assessment of the individual’s understanding of the Company’s business, the individual’s professional and educational background, skills, and abilities and potential time commitment, and whether such characteristics are consistent with our corporate governance guidelines and other criteria established by the nominating and corporate governance committee from time to time. To make an effective contribution to the Company, a director must possess experience in one or more of the following:
•	business or management for complex and large consolidated companies or institutions;
•	accounting or finance for complex and large consolidated companies or institutions;
•	leadership, strategic planning, or crisis response for complex and large consolidated companies or institutions;
•	the healthcare industry, generally;
•	the managed care or Medicare industries, in particular; or
•	other significant and relevant areas deemed by the nominating and corporate governance committee to be valuable to the Company.
Although the Company has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, diversity as to race, gender, national origin, professional experience, education, perspective, and other attributes is a factor in the committee’s nominating process. In particular, the board seeks independent directors with diverse backgrounds and experiences based on the belief that such diversity will enhance the quality of the board’s deliberations and decisions.
The nominating and corporate governance committee will consider all of a candidate’s qualifications and decide whether such qualifications fulfill the needs of the Company and the board at that time. The committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership. If the nominating and corporate governance committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with the senior management of the Company and other members of the board of directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis to provide input to the nominating and corporate governance committee regarding the candidate. On the basis of the nominating and corporate governance committee’s assessment, and taking into consideration input from other board members and senior management, the nominating and corporate governance committee will formally consider whether to recommend the candidate’s nomination for election to the board of directors.
It is our policy that each director should take reasonable steps to keep informed on corporate governance “best practices” and their application in the managed care and Medicare environments. Additionally, prior to accepting re-nomination, each director is required to evaluate themselves as to whether they satisfy the criteria described above. The board intends to monitor the mix of skills and experience of its directors in order to ensure that the board has the necessary tools to perform its oversight functions effectively. The nominating and corporate governance committee may also adopt such procedures and criteria not inconsistent with our corporate governance guidelines as it considers advisable for the assessment of director candidates.

Code of Business Conduct and Ethics
The Company has a code of business conduct and ethics that complies with the NYSE listing standards and is applicable to all directors, officers, and employees of the Company. The code of business conduct and ethics is available on the Investor Relations, “Corporate Governance” section of the Company’s website at www.healthspring.com. The Company intends to post amendments to or waivers, if any, from its code of business conduct and ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website.
The Company has also adopted a code of ethics for the chief executive officer and other senior financial officers of the Company that contains general guidelines for business ethics and for financial reporting to federal and state governmental agencies. The code of ethics for the chief executive officer and other senior financial officers is available on the Investor Relations, “Corporate Governance” section of the Company’s website at www.healthspring.com. The Company intends to post amendments to or waivers, if any, from its code of ethics for the chief executive officer and other senior financial officers at this location on its website.
Corporate Governance Guidelines
The Company has adopted corporate governance guidelines that we believe reflect the board’s commitment to a system of governance that enhances corporate responsibility and accountability. The corporate governance guidelines contain provisions addressing the following matters, among others:
•	director qualifications;
•	majority voting policy for directors;
•	director responsibilities, including succession planning and risk oversight;
•	conflicts of interest;
•	director orientation and continuing education;
•	conduct of board meetings;
•	selection of chairman of the board and presiding director;
•	chief executive officer evaluation;
•	performance evaluation of the board and its committees;
•	director access to officers and employees; and
•	stockholder communications with the board.
The corporate governance guidelines are available on the Investor Relations, “Corporate Governance” section of the Company’s website at www.healthspring.com. We intend to disclose any future amendments to the corporate governance guidelines on our website.
Majority Voting Policy
In February 2011, our board of directors adopted a majority voting policy that is set forth in the Company’s corporate governance guidelines. Pursuant to the majority voting policy, each director nominee of the Company is required to tender his or her irrevocable resignation as a director of the Company, which resignation becomes effective only upon (i) the director nominee receiving a Majority Withhold Vote and (ii) the board accepting such resignation.
In the case of an uncontested election of directors, if a Company nominee for election as a director of the Company receives a Majority Withhold Vote the board of directors will promptly consider such tendered resignation and determine the action to be taken with respect to such tendered resignation. The decision of the board may be, among other things, to:
•	accept the resignation;
•	defer acceptance of the resignation until a replacement director with certain necessary qualifications held by the subject director can be identified and elected to the board;
•	reject the resignation, but address what the board believes to be the underlying reasons for the failure of the director to be re-elected;
•	reject the resignation, but resolve that the director will not be re-nominated in the future for election; or
•	reject the resignation.

In considering a tendered resignation, the board of directors is authorized to consider factors it deems relevant to the best interests of the Company and its stockholders including, without limitation:
•	any specifically expressed reasons why stockholders voted to “Withhold” with respect to the director nominee;
•	what the board believes to be the underlying reasons for the Majority Withhold Vote;
•	the tenure and qualifications of the director;
•	the director’s past and expected future contributions to the Company;
•	the other policies of the board;
•
the overall composition of the board, including whether accepting the resignation would cause the Company to fail to meet any applicable requirements of the SEC, the NYSE, or any other regulatory requirements; and

•
whether the resignation of the director could result in the triggering of change in control or similar provisions under any contract by which the Company is bound or any benefit plan of the Company and, if so, the potential impact thereof.

The board of directors will act on the resignation no later than 90 days following certification of the stockholder vote for the stockholders’ meeting at which the director received a Majority Withhold Vote. The Company will promptly file a Current Report on Form 8-K or issue a press release describing the board’s decision and providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
Any director who receives a Majority Withhold Vote will not participate in the board of director’s consideration of his or her tendered resignation provided that any director may provide to the board any information or a statement he or she deems relevant to the board’s consideration of his or her tendered resignation.
The board believes this policy enhances its accountability to stockholders by formalizing the consequences of a Majority Withhold Vote and demonstrating its responsiveness to director election results, while at the same time protecting the long-term interests of the Company and its stockholders.
Policy Regarding Communications with the Board of Directors
Stockholders and any other interested party may communicate with any of the Company’s directors, including the chair of any of the board committees, the presiding director, or the non-management directors as a group by writing to them c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. The Secretary, or, if applicable, the Company’s chief compliance officer, will review all such communications and direct appropriate communications to the appropriate director.
Policy Regarding Director Attendance at Annual Meetings of Stockholders
We have adopted a policy, that is included within our corporate governance guidelines, stating that directors are strongly encouraged to attend HealthSpring’s annual meetings of stockholders. Five of the Company’s eight directors at that time attended the 2010 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
The compensation committee of the board of directors is currently composed of Joseph P. Nolan (Chair), John T. Fox, and Robert Z. Hensley. None of these persons has at any time been an officer or employee of HealthSpring or any of its subsidiaries. There are no other relationships among HealthSpring’s executive officers, members of the compensation committee, or entities whose executives serve on the compensation committee that require disclosure under applicable SEC regulations.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers, and greater than 10% stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC, the NYSE, and us. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2010 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers, and greater than 10% beneficial owners for 2010.

AUDIT COMMITTEE REPORT
The audit committee consists of three independent, non-employee directors and operates under a written charter, adopted by the board of directors, which is posted on the Investor Relations section of the Company’s website with certain of our other governance documents at www.healthspring.com.
The primary purposes of the audit committee are to assist the board of directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of HealthSpring; (ii) HealthSpring’s compliance with legal and regulatory requirements; (iii) the independent registered public accountants’ qualifications, independence, and performance; and (iv) the performance of HealthSpring’s internal audit and compliance functions. The audit committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm. The independent registered public accounting firm and the Company’s internal auditors and chief compliance officer report directly to the audit committee and meet with the audit committee regularly, including at audit committee meetings with and without management of the Company present. In connection with its oversight of the internal audit and compliance functions in particular, the audit committee meets regularly with Company officers responsible for such functions; reviews internal audit and compliance work plans and progress against such plans; reviews results of audits and investigations; and works with responsible officers and members of management to address and remediate specific findings.
Management of the Company has the primary responsibility for the preparation of the financial statements. Management is also responsible for maintaining adequate internal control over financial reporting and disclosure procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the financial statements and for auditing the effectiveness of our internal control over financial reporting.
In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements for 2010 and the Company’s internal accounting controls and the overall quality of the Company’s financial reporting with management, the internal auditors, and the independent registered public accounting firm. At the conclusion of the process, management also provided the audit committee with, and the audit committee reviewed, a draft report on the effectiveness of the Company’s internal control over financial reporting. The Company’s management represented to the audit committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with the Company’s management the critical accounting policies applied by the Company in the preparation of its financial statements. The audit committee also discussed with the Company’s management the process for reviewing and supporting certifications by the chief executive officer and the chief financial officer.
The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
The audit committee also reviewed the following, all of which are included in our Annual Report on Form 10-K for the year ended December 31, 2010: Management’s Report on Internal Control over Financial Reporting; KPMG LLP’s Report of Independent Registered Public Accounting Firm; and KPMG LLP’s Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
Robert Z. Hensley (Chair)
Bruce M. Fried
Russell K. Mayerfeld
The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by HealthSpring under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be “filed” under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has proposed KPMG LLP, who conducted our audit for 2010, to be our independent registered public accounting firm for 2011 (Proposal 2). Representatives of KPMG LLP will attend our annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to your questions.
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2010 AND 2009
Audit Fees. The aggregate audit fees and out-of-pocket expenses billed by KPMG LLP relating to the 2010 integrated audit and quarterly reviews totaled $1,810,832. The comparable total for 2009 was $1,799,391. Audit fees include fees related to professional services rendered by KPMG LLP in connection with the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, fees for audit services in connection with statutory and regulatory filings of our health maintenance organization and regulated insurance subsidiaries, and the audit of our internal control over financial reporting.
Audit-Related Fees. Audit-related fees billed by KPMG LLP for products or services totaled $72,494 for 2010, which related to assistance with our due diligence review by KPMG LLP of the financial statements of Bravo Health, Inc. and its subsidiaries. There were no audit-related fees billed by KPMG LLP for products or services in 2009.
Tax Fees. Tax fees billed by KPMG LLP in 2010 totaled $15,426 and were for professional services rendered for tax advice in 2010. Tax fees billed by KPMG LLP in 2009 totaled $16,455 and were for professional services rendered for tax advice in 2009.
All Other Fees. The aggregate fees paid by us to KPMG LLP for other products or services totaled $226,358 for 2010, $32,500 of which related to assistance in responding to a regulatory information request and $193,858 of which related to services provided in connection with the Company’s planning for transition to ICD-10 diagnosis code protocols. There were no fees paid by us to KPMG LLP for other products or services in 2009.
The audit committee charter requires, among other things, that the audit committee pre-approve all audit and non-audit services (subject to permitted de minimis exceptions) to be performed for the Company by its independent registered public accounting firm, including the fees and terms thereof. If a request for these services is made between audit committee meetings, the audit committee has delegated the authority to the chair of the audit committee to approve such services and, in his absence or unavailability, to such other available audit committee member. Any decisions between meetings to pre-approve any services are confirmed by the audit committee at its next scheduled meeting. All services performed for the Company by KPMG LLP in 2010 were pre-approved by the audit committee or otherwise in accordance with the procedures described above.

PROPOSAL 1 — ELECTION OF DIRECTORS
The current board of directors of HealthSpring consists of nine directors. Our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The terms of the Class III directors expire in 2011, and we have nominated the three incumbent Class III directors for re-election at the annual meeting. Our board of directors recommends that the nominees listed below be elected as Class III members of the board of directors at the annual meeting.
Each of the nominees, if re-elected, will serve a three year term as a Class III director until the annual meeting of stockholders in 2014 or until his respective successor is duly elected and qualified. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a Class III director if re-elected.
Information concerning the nominees proposed by the board of directors for re-election, and our directors whose terms do not expire at the meeting, is set forth below.
Class III Director Nominees (Standing for Election at the Annual Meeting)
John T. Fox, Age 59
Director Since 2010
John T. Fox has served as one of the Company’s directors since September 2010. Since 2002, Mr. Fox has been the president and chief executive officer of Emory Healthcare, Georgia’s largest and most comprehensive healthcare system and one of the South’s leading academic medical centers. Prior to joining Emory Healthcare, Mr. Fox was executive vice president, in charge of financial management, acquisitions, operating performance, quality performance, infrastructure, and other activities for Clarian Health (a regional healthcare system and academic medical center in Indianapolis, Indiana) and a vice president and chief financial officer for The Johns Hopkins Hospital in Baltimore, Maryland. Mr. Fox began his career as a healthcare consultant with Coopers & Lybrand. He holds a bachelor’s degree from Washington University (St. Louis) and a Masters in Business Administration. Mr. Fox was selected to serve as a director of the Company because of his extensive experience in operating and directing large healthcare systems.
Robert Z. Hensley, Age 53
Director Since 2006
Robert Z. Hensley has served as one of the Company’s directors since the Company’s initial public offering in February 2006. From July 2002 to September 2003, Mr. Hensley was an audit partner at Ernst & Young LLP in Nashville, Tennessee. He served as an audit partner at Arthur Andersen LLP in Nashville, Tennessee from 1990 to 2002, and he was the office managing partner of the Nashville, Tennessee office of Arthur Andersen LLP from 1997 to July 2002. Mr. Hensley is the founder and an owner of two real estate and rental property development companies, each of which is located in Destin, Florida. He also serves as a director of Advocat, Inc., a publicly-traded provider of long-term care services to nursing home patients and residents of assisted living facilities; Spheris Holding III, Inc. (a successor to Spheris, Inc.), formerly a provider of medical transcription technology and services; Capella Healthcare, a GTCR Golder Rauner, LLC (“GTCR”) portfolio company and an operator of acute care hospitals; and Insight Global, Inc., an information technology services company. From 2006 to 2010, Mr. Hensley also served as a director of COMSYS IT Partners, Inc., an information technology services company, and Spheris, Inc., a provider of medical transcription technology and services. Since June 2008, Mr. Hensley has also served as a senior advisor to the healthcare and transaction advisory services groups of Alvarez and Marsal, LLC, a professional services company. Mr. Hensley holds a Master of Accountancy degree and a B.S. in Accounting from the University of Tennessee. Mr. Hensley is a certified public accountant. Mr. Hensley was selected to serve as a director of the Company because of his extensive background in public accounting and auditing and his experience in serving as a director of other public companies. The Company has designated Mr. Hensley as its “audit committee financial expert” under SEC regulations.
Russell K. Mayerfeld, Age 57
Director Since 2006
Russell K. Mayerfeld has served as one of the Company’s directors since February 2006. Since 2004, Mr. Mayerfeld has served as the managing member of Excelsus LLC, an advisory services firm (“Excelsus”). Excelsus primarily provides financial advisory services to MH Equity Investors, a subsidiary of MHE Private Equity Fund. Mr. Mayerfeld was managing director, investment banking, of UBS LLC and its predecessors from May 1997 to April 2003, and managing director, investment banking, of Dean Witter Reynolds Inc. from 1988 to 1997. Mr. Mayerfeld also serves on the boards of several private companies. Mr. Mayerfeld served as a director of Fremont General Corporation, a financial services holding company engaged in commercial and real estate lending, from May 2004 to January 2008. Mr. Mayerfeld holds an M.B.A. from Harvard University and a B.S. in Accountancy from the University of Illinois. Mr. Mayerfeld was selected to serve as a director of the Company because of his business experience, particularly in regulated industries; extensive financial expertise, including with respect to acquisitions, divestitures, and financing transactions; and prior experience in serving as a director for other companies.

Class I Directors (Terms Expire in 2012)
Bruce M. Fried, Age 61
Director Since 2006
Bruce M. Fried has served as one of the Company’s directors since June 2006. Mr. Fried has been a partner at the law firm of SNR Denton US LLP in their Washington, D.C. office since January 2003. From 1998 to January 2003, Mr. Fried was a partner at the law firm of Shaw Pittman LLP. Prior to returning to private law practice, Mr. Fried served in various capacities for the federal agency formerly known as the Health Care Finance Administration (“HCFA”), now known as The Centers for Medicare and Medicaid Services (“CMS”), including as director of HCFA’s Office of Managed Care. Mr. Fried counsels and represents health plans, physician organizations, hospital groups, and other healthcare organizations with regard to Medicare, Medicaid, HIPAA, and other federal healthcare programs and policies. He serves as a director of Fidelis SeniorCare, Inc. and as a director of other civic and charitable organizations. Mr. Fried holds a J.D. from the University of Florida College of Law and a B.A. from the University of Florida. Mr. Fried was selected to serve as a director of the Company because of his more than 25 years of experience in health care law and policy, in both the public and private sectors, including as a senior official for the predecessor agency to CMS.
Herbert A. Fritch, Age 60
Director Since 2005
Herbert A. Fritch has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company and its predecessor, NewQuest, LLC, since the commencement of operations in September 2000. He also served as our President from commencement of operations until October 2008. Beginning his career in 1973 as an actuary, Mr. Fritch has over 30 years of experience in the managed healthcare business. Prior to founding NewQuest, LLC, Mr. Fritch founded and served as president of North American Medical Management, Inc. (“NAMM”) an independent physician association management company, from 1991 to 1999. NAMM was acquired by PhyCor, Inc., a physician practice management company, in 1995. Mr. Fritch also served as vice president of managed care for PhyCor following PhyCor’s acquisition of NAMM. Prior to founding NAMM, Mr. Fritch served as a regional vice president for Partners National Healthplans from 1988 to 1991, where he was responsible for the oversight of seven HMOs in the southern region. Mr. Fritch holds a B.A. in Mathematics from Carleton College. Mr. Fritch is a fellow of the Society of Actuaries and a member of the Academy of Actuaries. Mr. Fritch was selected to serve as a director of the Company because of his position as founder and strategic leader of the Company, his business judgment, and his extensive knowledge of the managed healthcare industry.
Joseph P. Nolan, Age 46
Director Since 2004
Joseph P. Nolan has served as one of the Company’s directors since November 2004. Mr. Nolan joined GTCR, which was the majority investor in our 2005 recapitalization transaction, in 1994 and became a principal in 1996. Mr. Nolan is currently a member of the firm’s investment committee. Mr. Nolan currently serves as a director of several private GTCR portfolio companies including Capella Healthcare, an operator of acute care hospitals, APS Healthcare, a provider of disease management and behavioral services, and Devicor Medical Products, a company focused on acquiring and developing medical device businesses and products. Mr. Nolan holds an M.B.A. from the University of Chicago and a B.S. in Accountancy from the University of Illinois. Mr. Nolan was initially selected to serve as a director of the Company because of his position as principal of GTCR, the Company’s former private equity sponsor, and continues to serve because of his extensive financial and business expertise and knowledge of the Company.

Class II Directors (Terms Expire in 2013)
Jeffrey M. Folick, Age 63
Director since 2010
Jeffrey M. Folick has served as one of the company’s directors since November 2010. From March 2006 until its acquisition by the Company in November 2010, Mr. Folick served as the chairman and chief executive officer of Bravo Health, Inc. (“Bravo Health”), an operator of Medicare Advantage coordinated care plans and stand-alone prescription drug plans. For over 20 years prior to 2006, he served in various executive roles for a number of different managed care organizations, including Health Net, Inc. and PacifiCare Health Systems. Mr. Folick was selected to serve as a director of the Company simultaneously with the Company’s acquisition of Bravo Health because of his extensive knowledge of Bravo Health and the Medicare managed care program and his experience as a strategist and chief executive of a large, fast-growing Medicare managed care plan.
Benjamin Leon, Jr., Age 66
Director Since 2007
Benjamin Leon, Jr. has served as one of the Company’s directors since October 2007. Mr. Leon’s appointment to the board was negotiated as a condition of the Company’s acquisition of Leon Medical Centers Health Plans, Inc. (“LMC Health Plans”). From 2002 until its acquisition by the Company in October 2007, Mr. Leon was the chairman and chief executive officer of LMC Health Plans. Since its founding in 1996, Mr. Leon has also served as chairman and, until 2008, as chief executive officer of Leon Medical Centers, Inc., which currently operates seven Medicare-only medical centers in Miami-Dade County, Florida and is the exclusive medical center provider for LMC Health Plans. Mr. Leon was selected to serve as a director of the Company in connection with the Company’s acquisition of LMC Health Plans and because of his extensive experience as a chief executive of Medicare managed care plans and providers.
Dr. Sharad Mansukani, Age 41
Director Since 2007
Dr. Sharad Mansukani has served as one of the Company’s directors since June 2007 and has served as Vice Chairman — Strategic Planning of the Board since July 2010. From November 2008 to July 2010, Dr. Mansukani served part-time as the Company’s Executive Vice President — Chief Strategy Officer. Dr. Mansukani also serves as a senior advisor of TPG Capital (formerly Texas Pacific Group), a private equity investment firm (“TPG”), and serves on the faculties at University of Pennsylvania and Temple University schools of medicine. Dr. Mansukani previously served as senior advisor to the administrator of CMS from 2003 to 2005, and as senior vice president and chief medical officer of Health Partners, a non-profit Medicaid and Medicare health plan owned at the time by certain Philadelphia-area hospitals (and subsequently acquired by Bravo Health), from 1999 to 2003. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business. Dr. Mansukani serves as a director of IASIS Healthcare, LLC, an owner and operator of acute care hospitals, Moksha8 Pharmaceuticals, Inc., a pharmaceutical company specializing in emerging markets, IMS Health, a provider of market intelligence products and services to the pharmaceutical and healthcare industries, and Surgical Care Affiliates, an operator of ambulatory surgery centers, all of which are TPG portfolio companies. Dr. Mansukani was selected to serve as a director of the Company because of his broad knowledge of the Medicare industry, provider relationships, and strategic planning expertise.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2010 are described above under “Audit Committee Report” and “Fees Billed to the Company by KPMG LLP During 2010 and 2009.”
Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of KPMG LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of KPMG LLP, the audit committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the audit committee may in the future replace KPMG LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2011.
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSTION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the compensation committee of the board of directors has structured our executive compensation program to achieve the following key objectives:
•	attract and retain superior executive talent;
•	reward our executives based on Company and individual performance; and
•	align executives’ economic incentives with those of our stockholders;
We urge stockholders to read the “— Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 30 through 42, which provide detailed information on the compensation of our named executive officers. The compensation committee and the board of directors believe that the policies and procedures articulated in the “— Compensation Discussion and Analysis” are effective in achieving our compensation objectives and contribute to the Company’s performance.
In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2011 annual meeting of stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related compensation tables and disclosures.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the board of directors, and the compensation committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the compensation committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION ON OUR EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES
The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
After careful consideration of the various arguments supporting each frequency level, the board of directors has determined that holding an annual advisory “say-on-pay” vote on our executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every year.
This vote is advisory and not binding on the Company or the board of directors in any way. Although non-binding, the board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining). Stockholders are not voting to approve or disapprove the board’s recommendation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT ADVISORY “SAY-ON-PAY” VOTES EVERY YEAR.
OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the board of directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
About HealthSpring. HealthSpring is a managed care organization operating in the United States whose primary focus is the Medicare program, pursuant to which Medicare-eligible beneficiaries may receive healthcare benefits, including prescription drugs, through a managed care health plan. We currently own and operate Medicare Advantage plans in Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas, and the District of Columbia, and also offer national and regional stand-alone Medicare prescription drug plans. Medicare premiums, including premiums paid pursuant to our stand-alone prescription drug plans, accounted for substantially all of our revenue in 2010.
2010 Performance. Key highlights of our 2010 financial and operating performance include the following:
•	Revenue of $3.1 billion, an increase of 17.6% over 2009.
•	Full year earnings per diluted share (“EPS”) of $3.39, compared with $2.41 for 2009, an increase of 40.7%.
•	At year end, Medicare Advantage membership of 304,604 and stand-alone PDP membership of 724,394, an increase of 61.0% and 131.4%, respectively, over the 2009 year end.
•	Total stockholder return of 50.7% (based on the increase in the stock price, as reported on the NYSE, from $17.61 at December 31, 2009 to $26.53 at December 31, 2010).
The closing sales price of HealthSpring common stock as reported on the NYSE on March 31, 2011 was $37.37, reflecting a further increase of 40.9% since 2010 year end.
Effective November 30, 2010, HealthSpring completed the acquisition of Bravo Health, Inc. (“Bravo Health”) for approximately $545.0 million in cash. Bravo Health is an operator of Medicare Advantage coordinated care plans in Pennsylvania, the Mid-Atlantic region, and Texas, and of a stand-alone prescription drug plan in 43 states and the District of Columbia. With this acquisition, we added over 105,000 Medicare Advantage members and over 300,000 prescription drug plan members, making HealthSpring the seventh largest Medicare Advantage plan and ninth largest prescription drug plan in the industry.
Pay for Performance. Our operating and financial results are highly dependent on the efforts of Herbert A. Fritch, our Chief Executive Officer, and other executive officers, who are instrumental in developing and implementing our business strategy. For 2010, the Company exceeded nearly every operating and financial goal it had set at the beginning of the year. Moreover, the Bravo Health acquisition, the consummation of which was led by our Chief Executive Officer, substantially increased the scope of responsibilities and the work efforts of our senior management team. Accordingly, executive compensation for 2010 for our Chief Executive Officer and substantially all the other executive officers, including the named executive officers identified in the Summary Compensation Table, exceeded targeted plan amounts and in some cases, on a discretionary, non-plan basis and in recognition of outstanding performance, exceeded pre-established maximum amounts. The compensation committee believes that this was an appropriate result and consistent with the “pay-for-performance” philosophy underlying the Company’s executive compensation program discussed below.
Overview of Executive Compensation Program
Compensation Philosophy. The core philosophy of our compensation program is to focus our executive officers on increasing stockholder value by making a substantial portion of each executive officer’s potential compensation, both short- and long-term, contingent upon the Company’s financial performance. Accordingly, the most significant components of our compensation program, in terms of the economic value we provide to executives, are equity- and performance-based. Our compensation philosophy also allows for flexibility in establishing compensation based on an evaluation of other relevant information presented and recommended by management that is not necessarily related to Company financial performance, including the subjective and objective considerations described below under “— Compensation Process and Administration.” This flexibility allows us to ensure that our compensation programs are competitive within our markets, consistent in terms of internal pay equity at the Company, and appropriately reflect the unique individual contributions of our executives.

Compensation Objectives. We believe our compensation philosophy is the underlying foundation for our three primary compensation objectives:
•	To attract and retain superior executive talent;
•	To reward our executives based on Company and individual performance; and
•	To align executives’ economic incentives with those of our stockholders.
Each component of our executive compensation program is designed to simultaneously fulfill one or more of these objectives. With these objectives in mind, our executive compensation program consists primarily of three components:
•	Base salaries, which take individual performance into account and are generally re-evaluated by the compensation committee on an annual basis;
•
Annual variable performance bonuses, payable in cash and shares of restricted common stock (the mix of cash and stock being at the compensation committee’s discretion), and based on the annual financial performance of the Company and the individual performance of the executive during such year; and

•	Long-term equity incentive awards.
Compensation Benchmarks, Mix, and Program Design. The compensation committee designed our basic compensation programs for 2010, including our compensation targets and the allocation of the various elements, or “compensation mix,” based primarily on (i) information as to comparable company executive compensation provided in prior years by Hay Group, an independent compensation consultant engaged by the compensation committee, in part, based on its national reputation as a high quality compensation consulting firm, and (ii) compensation information provided by the Company’s human resources department. The 2010 compensation program also took into account management’s and the compensation committee’s views regarding each executive’s relative contributions in 2009 and potential contributions in 2010.
Our general pay positioning policies are as follows:
•	In order to be market-competitive, base salaries are generally positioned at or above the median (50th percentile) salary levels of a self-constructed peer group; and
•	In order to allow for above-average pay for performance, total direct compensation opportunities are generally aligned between the 50th percentile and the 75th percentile of our peer group.
We do not, however, rigidly benchmark to peer group targets or any other formulas. The results of our peer group compensation studies and information provided by the human resources department have been used by the compensation committee primarily as baseline references. Executives may be compensated below or above these levels based on other factors, including those described under “— Compensation Process and Administration,” that we do not believe are reflected in the peer surveys. For example, the compensation committee may adjust a base salary above the peer group median if it is determined that an executive’s value is above “market” based on one or more of these factors or as a result of a negotiation to hire or retain the executive.
For similar reasons, with respect to compensation mix we do not adhere strictly to pre-set formulas in allocating among the three primary components of executive compensation. As a general matter, however, we believe approximately 50% to 75% of an executive’s total targeted compensation should be performance- and equity-based, with the weighting on long-term equity incentive compensation typically increasing as authority and responsibilities increase. We believe our emphasis on equity focuses our executives, particularly those whose actions can have a direct impact on our stock price, on contributing to our long-term performance and increasing our share price over time. We generally believe approximately 20% to 30% of the executive’s total targeted compensation being allocated to short-term performance bonus opportunities (primarily in cash) is also appropriate, reflecting our desire to reward and encourage the achievement of short-term business objectives and performance, which should also benefit our stockholders.
Initial base salaries and target bonus plan opportunities as a percentage of base salary are generally set forth in an executive’s initial employment offer letter and are subject to increase at the compensation committee’s discretion. The Company’s performance goals have historically been based on earnings targets on a Company-wide basis, generally determined with reference to, and reflecting a sliding scale banded around, our budget and financial earnings guidance communicated to our investors. A significant portion of our executive officers’ bonus plan targets for 2010 (100% for our chief executive officer, president, and chief financial officer) were (and for 2011 will be) based on EPS goals. We believe that EPS is viewed by the investor community as the most significant corporate factor impacting our stock price and, accordingly, should be the primary corporate performance measure for executive officer incentive compensation.

For bonus plan purposes, “target” financial performance goals are typically recommended by our chief executive officer, president, and chief financial officer, and are intended to be both reasonable and attainable based on our estimate of our financial performance for the coming year. In setting the annual performance goals under our bonus plan, we believe it is important to try to maintain consistency year-over-year in the level of difficulty in achieving the bonus plan targets. As the many variables that ultimately determine our financial performance are subject to numerous risks and uncertainties, however, our actual performance, and corresponding payouts under our bonus plan, may be subject to a wide range of outcomes. Additionally, the compensation committee has the authority to grant subjective bonuses. Notwithstanding achievement of Company-wide targets, the compensation committee may also exercise its discretion to adjust payouts downward when it deems appropriate.
Long-Term Equity Incentives. Our equity incentive program is designed to both reward our executives for past performance and retain our executives by giving them a contingent, at-risk interest in our future success and, accordingly, to focus our executives on long-term performance and share value. Long-term equity incentives hold executives accountable for decisions that may have a long-term impact, and thus, we believe, focus executives on implications of their decisions over an extended time frame. We also believe equity incentives are necessary to be competitive in our recruitment and retention efforts.
Stock options have historically served as the primary vehicle for annual awards of long-term compensation to our chief executive officer and, prior to 2011, to our president and chief financial officer, under the belief that stock options motivate actions designed to improve stockholder value over an extended time horizon. Since 2009, with respect to our other executive officers, restricted stock has approximated 50% to 100% of annual long-term equity award value (with stock options comprising the remaining portion, as applicable). We believe that providing a majority of an annual equity award in the form of “full value” restricted shares adds to the perceived value, as a whole, of the annual equity award for these executives.
Annual equity awards to executive officers are determined by reference to a targeted dollar amount. The targeted dollar amount is then converted into a fixed amount of options or restricted shares by dividing the targeted dollar amount by a notional reference price (determined generally based on a formula that attempts to normalize the prior year-end’s stock price by averaging the last 10 trading days and the first 10 trading days of each year). For purposes of determining the number of options to be awarded, a ratio of options to each restricted share resulting from the initial calculation is utilized (historically, three-for-one). The compensation committee determines the targeted dollar amount on a discretionary basis, by general reference to peer group median compensation amounts. In general, the compensation committee aligns targeted long-term incentive values based on organizational seniority and pay grades; but at higher levels of management, the compensation committee also encourages variations in annual equity awards based on contributions by the executives. The compensation committee also takes into account, among other factors, the recommendations of our chief executive officer and president, compensation targets, executive officer performance, internal pay equity, and the estimated annual financial accounting compensation expense associated with the equity program. Prior equity grants and current equity holdings may also influence the annual grant for a given executive.
Prior to 2011, vesting restrictions with respect to equity awards to our executive officers were based solely on time and continued service, not performance measures. The value of stock options, by its nature, is contingent upon the performance of the Company’s stock price. Additionally, time-based vesting of both options and restricted shares provides economic benefit only to the extent the executive maintains employment with the Company over the vesting period. Multi-year vesting of awards requires both long-term performance and stock price appreciation in order to realize significant value from these awards. Options and restricted shares awarded by the Company have generally been subject to vesting over four years. Beginning with annual equity awards made to named executive officers in 2011, the Company has committed that at least 50% of such awards (in terms of number of shares) made pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) will be in the form of performance-based equity awards that are earned or paid out based on the achievement of performance targets, rather than purely time-based vesting. For 2011, the Company also extended the application of performance-based equity awards to all executive officers.
To the extent practicable, it is our policy that the annual executive officer equity awards be approved at a compensation committee meeting early in the calendar year after year-end results are available. These grants are generally effective as of the third trading day following the date of the public release of the Company’s earnings for the prior year. With respect to new hires, promotions, or other ad hoc awards, the policy is for equity awards to be effective as of the third trading day following the date of the public release of the Company’s earnings for the prior year or quarter end, as applicable, that follows the compensation committee meeting at which an award is approved. This policy applies to awards to all employees, not just our executive officers.
Notwithstanding the foregoing, the compensation committee may make an exception to the general policies described above when it determines an exception is in the best interest of the Company based on the recommendation of our chief executive officer. Because of the significant increase in the trading price of HealthSpring’s common stock during the first quarter, the chief executive officer and compensation committee determined that it was in the best interests of the Company to use a different method from the year end notional stock price used in prior years for calculating the values of the annual long-term incentives shares to be awarded to executive officers in 2011. Accordingly, for purposes of calculating the number of options and shares of restricted stock awarded to executive officers in 2011, the compensation committee employed the 20-day trading period ending on March 7, 2011, the effective date of grant. This change in methodology resulted in the use of a substantially higher stock price ($35.08), and correspondingly the award of a lesser number of shares of restricted stock and options, than would have resulted from the notional year-end share price ($27.88).

The compensation committee will generally avoid making grants at such times when senior management may be in possession of favorable material non-public information, to the extent practicable, and will, in any event, consider the potential impact of such non-public information on our share price when determining the amount of a grant. It is our policy and a requirement of our 2006 Plan that option awards be granted with an exercise price not less than the closing price of our common stock on the effective date of grant.
Compensation Process and Administration. The compensation committee reviews the Company’s compensation policies on an annual basis in relation to the objectives of our compensation program and our overall compensation philosophies. The compensation committee conducts this review as early as practicable each year as part of its approval of bonuses for the prior year and incentives for the current year.
The compensation committee reviews “tally” sheets (prepared by the Company’s legal and human resources departments) quantifying all material aspects, current and contingent (including severance and change of control payments), of compensation for our executive officers. The information provided by these tally sheets is used by the compensation committee primarily to confirm that executives are compensated, as a whole, in a manner generally consistent with the design and objectives of our compensation programs. The information provided by these tally sheets is also instructive and may influence the compensation committee’s decisions, including as to compensation “mix” for a given executive (for example, if an executive, such as our chief executive officer, is already substantially invested in the Company’s stock). Each year the compensation committee also utilizes a draft summary compensation table covering all executive officers prepared by the Company’s legal and human resources departments to assess internal pay equity. Similar to tally sheets, however, this summary information is used to facilitate the compensation committee’s understanding of relative pay levels among executives and is not determinative of final compensation. To the extent, for a given executive, the tally sheets or summary compensation table indicate a significant disparity as compared to his or her pay grade based on title and responsibility, the compensation committee will consult with our chief executive officer and president to confirm this disparity does not conflict with our compensation philosophies and objectives or otherwise present a material internal issue from a retention or fairness standpoint.
Consistent with our flexible compensation philosophy, the compensation committee may also consider, among other factors:
•	the executive’s individual performance during the year;
•	his or her projected role and responsibilities for the coming year;
•	his or her actual and potential impact on the successful execution of Company strategy;
•	recommendations from our chief executive officer, president, or compensation consultant;
•	an officer’s prior compensation, experience, and professional status;
•	internal pay equity;
•	negotiations relating to an executive’s initial hiring, including compensation forfeited with a previous employer;
•	employment market conditions and compensation practices within our peer group; and
•	the vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent.
The weighting of these and other relevant factors is determined on a case-by-case basis for each executive.
The views and recommendations of the chief executive officer and president with respect to the foregoing factors will typically be solicited by the compensation committee with respect to executive officer compensation (other than with respect to the chief executive officer) as part of the annual review process. The chief executive officer’s recommendations are considered by the compensation committee to be a significant, but not determinative, factor in the final compensation decisions. The compensation committee makes all final decisions regarding executive compensation in meetings without the interested executive officers present. Moreover, the compensation committee retains exclusive authority over the hiring of its compensation consultants and executive officer compensation decisions, and the compensation committee does not delegate its authority to make equity awards to any executive or other officer or employee.

2010 Named Executive Officer Compensation
Our “named executive officers” for purposes of proxy statement disclosure for 2010 are Herbert A. Fritch, Chairman of the Board and Chief Executive Officer; Karey L. Witty, Executive Vice President and Chief Financial Officer; Michael G. Mirt, President; Scott C. Huebner, Executive Vice President; and M. Shawn Morris, Executive Vice President. The compensation of our named executive officers for 2010, calculated in accordance with SEC rules, is set forth under “Summary Compensation Table” in this proxy statement.
Chief Executive Officer 2010 Compensation Increase. As reflected in the Summary Compensation Table, Mr. Fritch’s total compensation in 2010 reflected an increase of 35.7% over total compensation in 2009. The compensation committee believes that such increase was merited in light of the Company’s outstanding financial performance, particularly as compared to the increase in 2010 EPS by 40.7% over 2009 and 2010’s total stockholder return of 50.7%. Moreover, over 84% of Mr. Fritch’s total compensation was incentive-based and variable, comprised of $1.7 million (31.6% of total compensation) of short-term cash incentive bonus (based on EPS) and $2.8 million (52.6% of total compensation) of long-term equity-based incentives.
2010 Base Salaries. In February 2010, the compensation committee increased Mr. Fritch’s annual base salary by $50,000 (a 6% increase over 2009), retroactive to the beginning of the year. Mr. Fritch’s base salary had not been increased since February 2008. Based primarily on the recommendations of the chief executive officer and president and considerations of internal pay equity, Mr. Morris’ annual base salary for 2010 was increased by $15,000 (a 5% increase over 2009), also retroactive to the beginning of the year. No increases were made to the annual base salaries of Messrs. Witty, Mirt, or Huebner for 2010.
2010 Performance Bonuses.
2010 Cash Bonus Plan. The compensation committee adopted an executive officer cash bonus plan in March 2010. Cash incentive bonus opportunities under the bonus plan for 2010 were also established at that time by the committee and targeted as a percentage of base salary. The “target” percentage for each of the named executive officers for 2010 cash bonus plan opportunities was as follows:

Name	Target
Herbert A. Fritch	100%
Karey L. Witty	75%
Michael G. Mirt	75%
Scott C. Huebner	50%
M. Shawn Morris	50%
Cash incentive bonuses payable under the bonus plan for 2010 for these executives were based on the following performance components:

	Company	Business Unit	Individual
Name	Performance	Performance	Performance
Herbert A. Fritch	100%	—	—
Karey L. Witty	100%	—	—
Michael G. Mirt	100%	—	—
Scott C. Huebner	50%	25%	25%
M. Shawn Morris	50%	25%	25%
The Company performance component of the bonus plan for 2010 for all of the named executive officers was based on the Company’s achievement of financial results, determined by reference to a 2010 EPS range of $2.18 to $2.43, as publicly guided by the Company to the investment community in February 2010. As in 2008 and 2009, the EPS goals were targeted on a sliding scale that allowed for possible payouts of between 50% and 200% of the Company performance component percentage based on actual 2010 EPS results. No bonus would have been payable under the Company performance component of the bonus plan for 2010 EPS below $2.18 and a maximum 200% of target payout for the Company performance component of the bonus plan was established at 2010 EPS of $2.55 or above.

For Messrs. Huebner and Morris, the business unit performance component of the bonus plan for 2010 was based on the achievement of the following performance metrics, with each metric accounting for 6.25% of the executive’s target cash bonus opportunity:

Name	Business Unit	Performance Metric
Scott C. Huebner	Texas
•   EBITDA — greater than $90.8 million
•   SG&A expense — less than $45.8 million
•   Medicare Advantage member months — greater than 568,000
•   Member satisfaction — (i) oversee process of CMS and member complaints relating to Texas health plan in accordance with CMS Complaint Tracking Module (CTM) guidelines; (ii) monitor root cause analyses of complaints; and (iii) reduce complaint trends, such that Texas health plan is not categorized as “outliers” by CMS

M. Shawn Morris	Alabama Illinois Tennessee
•   EBITDA — greater than $136.2 million
•   SG&A expense — less than $100.5 million
•   Medicare Advantage member months — greater than 1.36 million
•   Member satisfaction — (i) oversee process of CMS and member complaints relating to Alabama, Illinois, and Tennessee health plans in accordance with CMS CTM guidelines; (ii) monitor root cause analyses of complaints; and (iii) reduce complaint trends, such that Alabama, Illinois, and Tennessee health plans are not categorized as “outliers” by CMS

With respect to Messrs. Huebner’s and Morris’ individual performance, no specific individual goals were established. Rather, the individual performance component of the bonus plan for these executives for 2010 was to be determined by the compensation committee based on the subjective discretion of, and recommendation to the committee for approval by, the Company’s president. It was communicated to each executive that he would be subjectively evaluated on such bases for the individual performance portion of his 2010 bonus.
2010 Performance Bonuses for Messrs. Fritch, Witty, and Mirt. For 2010, the Company reported EPS of $3.39. In accordance with, and for purposes of, the cash bonus plan, such EPS was adjusted to $3.43 to eliminate the financial impact of the Bravo Health acquisition, including the costs of the transaction and financing relating thereto. Adjusted EPS of $3.43 exceeded the maximum 200% EPS target ($2.55) for assessing Company performance under the 2010 cash bonus plan by $0.88, or by 34.5%. As a result, in February 2011, the compensation committee approved 2010 annual bonuses for Messrs. Fritch, Witty, and Mirt in amounts equal to 200% of their target 2010 cash bonus plan opportunities (200% of base salary for Mr. Fritch and 150% of base salary for Messrs. Witty and Mirt), which represented the maximum amounts that Messrs. Fritch, Witty, and Mirt could earn under the Company’s 2010 cash bonus plan.
2010 Performance Bonuses for Messrs. Huebner and Morris. In February 2011, the compensation committee approved 2010 annual bonuses for Messrs. Huebner and Morris in amounts equal to 150% of their target annual cash bonus opportunities (75% of base salary), which represented the maximum amounts that Messrs. Huebner and Morris could have earned under the Company’s 2010 cash bonus plan. The compensation committee determined that the Company performance component was satisfied at the 200% of target payout level for Messrs. Huebner and Morris based on the Company’s EPS, as adjusted, of $3.43. For Messrs. Huebner and Morris, the compensation committee also determined that their respective business unit’s performance component was satisfied at the 100% of target payout level for 2010 based on such unit’s actual EBITDA, SG&A expense, Medicare Advantage member months, and member satisfaction, all as calculated and certified by the Company’s chief financial officer. For each of Messrs. Huebner and Morris, the president subjectively determined that the individual performance component was satisfied based on such executive’s activities and accomplishments for 2010. The compensation committee reviewed and discussed the president’s assessments of each of Messrs. Huebner’s and Morris’ individual performance and accepted the president’s recommendation to pay 100% of the targeted individual performance amounts.
In addition to the 2010 annual bonuses discussed above, based on the recommendations of the chief executive officer and president, the compensation committee also approved (i) additional non-incentive plan cash bonus amounts for Messrs. Huebner and Morris equal to $35,000 and $15,000, respectively, and (ii) a grant to each of them of 2,384 shares of restricted stock, vesting over a four year period. The Company’s strong financial performance in 2010, as evidenced by the Company substantially exceeding EPS guidance and budgets established at the beginning of the year, and Messrs. Huebner’s and Morris’ significant contributions to the Company’s financial performance, were the primary reasons for the additional cash and stock bonuses. Similar additional cash and stock awards were made to substantially all of the other executive officers for the same reasons.

2010 Long-Term Equity Incentives.
Annual Equity Grants. During the first quarter of 2010, the compensation committee approved annual grants of long term equity incentives to Messrs. Fritch, Witty, and Mirt in the form of options to purchase 280,220 shares (valued at approximately 200% of base salary), 82,418 shares (valued at approximately 125% of base salary), and 113,324 shares (valued at approximately 125% of base salary), respectively, of the Company’s common stock, at an exercise price of $17.82 per share. The compensation committee also approved annual equity grants to each of Messrs. Huebner and Morris of an option to purchase 6,181 shares ($17.82 per share exercise price) and 6,181 restricted shares (collectively, such option grant and restricted stock award valued at approximately 50% of base salary). All of such awards vest over four years.
Restricted Stock Bonuses. In addition to 2010 annual equity grants, the compensation committee also approved restricted stock bonus awards to the named executive officers as follows: Mr. Fritch (30,000 shares); Mr. Witty (14,302 shares); Mr. Mirt (19,665 shares); Mr. Huebner (10,000 shares); and Mr. Morris (7,500 shares). These awards were made to these executives, as well as other selected members of senior management, in recognition of the Company’s financial performance in 2009 and as further inducement to align executives’ interests with those of the Company’s stockholders.
Other Restricted Stock Awards. In June 2010, the compensation committee approved grants of 25,000 shares of restricted stock to each of Messrs. Huebner and Morris. The grants were recommended to the compensation committee by the chief executive officer and president who were concerned that competitive market conditions exposed the Company to the risk of losing key managers such as Messrs. Huebner and Morris, which risk, they believed, could be somewhat mitigated through the issuance of additional shares of restricted stock that vested over time.
2011 Named Executive Officer Compensation
In designing and adopting the Company’s 2011 executive compensation programs, the compensation committee utilized the services of its consultant, Hay Group. During the fourth quarter of 2010, at the request of the compensation committee, Hay Group updated its prior peer compensation analyses regarding executive compensation, including salaries, cash incentive bonuses, and long-term equity incentives. The 18-company peer group included in the updated Hay Group analyses was comprised of the following companies: AMERIGROUP Corporation, AmSurg Corp., Centene Corporation, CNO Financial Group, Inc., Coventry Health Care, Inc., Emergency Medical Services Corporation, Gentiva Health Services, Inc., Health Net, Inc., Healthways, Inc., LifePoint Hospitals, Inc., Magellan Health Services, Inc., MEDNAX, Inc., Molina Healthcare, Inc., Owens & Minor, Inc., Team Health Holdings, Inc., Triple-S Management Corporation, Universal American Corp., and WellCare Health Plans, Inc.
Peer companies were recommended by Hay Group, with the compensation committee’s and management’s guidance and concurrence, based on a number of factors, including the nature of their business, market capitalization, revenue, earnings, and employees, among others. This updated peer group reflects additions to the prior peer group of CNO Financial Group, Inc., Coventry Health Care, Inc., Gentiva Health Services, Inc., Health Net, Inc., Owens & Minor, Inc., Team Health Holdings, Inc., Triple-S Management Corporation, and WellCare Health Plans, Inc. because of their comparability to the Company based on one or more of the foregoing factors and in order to increase the number of comparable companies that we use for purposes of evaluating the competitiveness of our executive compensation plans and policies. The Hay Group analyses reviewed the competitive pay practices relevant to our program design using the then-most-recent publicly available proxy statement data of the peer companies. Hay Group also utilized published and proprietary executive compensation surveys. Specific executive position matches within the peer group were based on the degree of comparability of the positions’ roles and responsibilities. Management was also consulted to assist in establishing appropriate position comparables.

In setting 2011 executive compensation, the compensation committee considered the information from the peer compensation analyses and survey data, together with tally sheets and draft summary compensation tables prepared by management. Based on this information, and in light of the policies and programs described above under “— Overview of Executive Compensation Program” and the recommendations of our chief executive officer and president, the compensation committee made the following determinations regarding 2011 named executive officer compensation:
2011 Base Salaries. During February 2011, the compensation committee approved base salaries for our named executive officers in the following amounts (retroactive to the beginning of the year):

			Percentage
Name	2011 Base Salary	2010 Base Salary	Increase
Herbert A. Fritch	1,000,000	$850,000	18%
Karey L. Witty	450,000	$400,000	13%
Michael G. Mirt	600,000	$550,000	9%
Scott C. Huebner	335,000	$300,000	12%
M. Shawn Morris	335,000	$300,000	12%
In evaluating salary adjustments for the named executive officers, the compensation committee recognized the significant growth the Company has undergone, both organically and through acquisition. This growth and the associated increased responsibilities supported, in the opinion of the compensation committee, the increases in salaries of the named executive officers.
2011 Performance Bonus Opportunities. In March 2011, the compensation committee established bonus opportunities, targeted as a percentage of base salary, under the Company’s executive officer bonus plan for 2011. The target percentage for each of the named executive officers for 2011 bonus opportunities is set forth below. The target percentage was adjusted from 50% to 60% for each of Messrs. Huebner and Morris, in order to increase the value of the cash incentive component of their total compensation opportunities, and remained the same as 2010 for each of the other three named executive officers.

Name	Target %
Herbert A. Fritch	100%
Karey L. Witty	75%
Michael G. Mirt	75%
Scott C. Huebner	60%
M. Shawn Morris	60%
Performance bonuses payable under the bonus plan for 2011 for these executives are based on the following components:

	Company
Name	Performance	Individual Performance
Herbert A. Fritch	100%	—
Karey L. Witty	100%	—
Michael G. Mirt	100%	—
Scott C. Huebner	50%	50%
M. Shawn Morris	50%	50%
The Company performance component of the bonus plan for 2011 for all of the named executive officers is based on the Company’s achievement of financial results, determined by reference to a 2011 EPS range of $3.60 to $3.90, as publicly guided by the Company to the investment community in February 2011. As in prior years, the EPS goals are targeted on a sliding scale that allows for possible payouts of between 50% and 200% of the Company performance component percentage based on actual 2011 EPS results. No bonus will be payable under the Company performance component of the bonus plan for 2011 EPS below $3.60. Payouts will increase from 50% of target at 2011 EPS of $3.60 up to 200% of target at EPS substantially above $3.90, the high end of the guidance range provided by the Company in February 2011. In establishing the EPS range and targeted payouts for 2011, the compensation committee recognized that in recent years the Company had substantially exceeded its projected EPS targets, resulting in payments of cash bonuses to named executives at the maximum (200%) ends of the ranges. Accordingly, for 2011 the committee challenged management by setting the range of EPS targets and payouts (from 50% to 200%) at levels considered to be more difficult to achieve than in years’ past.
With respect to the Company’s executive officers other than Messrs. Fritch, Witty, and Mirt (including Messrs. Huebner and Morris), in the event the Company exceeds the 100% target Company performance component bonus payout based on actual 2011 EPS, the compensation committee may convert the aggregate excess dollar value of the amounts that would have been payable by formula into shares of restricted stock (or restricted stock units) and reallocate the additional restricted stock among such executives, in each case as determined in the subjective discretion of, and as recommended to the compensation committee for approval by, the chief executive officer or president, as applicable. The compensation committee believes that its ability to reallocate bonus stock is important for purposes of acknowledging and rewarding variations in levels of executive performance.

The individual performance component of the bonus plan for Messrs. Huebner and Morris for 2011 will be based on individual performance and payable in cash or shares of restricted stock at the compensation committee’s discretion, as determined in the subjective discretion of, and as recommended to the compensation committee for approval by, the chief executive officer or president. In assessing individual performance, no specific individual goals were established. The bonus plan, however, requires that the chief executive officer or president, as applicable, take into account business unit financial and operating performance, management effectiveness, and compliance for purposes of determining to what extent the individual performance component has been satisfied.
2011 Long-Term Equity Incentives. When establishing long-term equity incentive awards for 2011, the compensation committee took into account the increases to 2011 base salaries for the named executive officers as set forth above, the potential for annual incentive awards to increase as a result of 2011 increases in bonus percentage targets, and the discretionary equity awards made in 2011 to certain members of management based upon the extraordinary results of 2010. As a result, the projected values of the long-term incentives awarded in 2011 were reduced (as compared to 2010) by approximately 20% for executive officers other than Messrs. Fritch, Witty, and Mirt. The aggregate performance-based pay, as a percentage of targeted total compensation opportunities for 2011, however, continues to approximate 50% to 75%, and thereby promotes pay for performance consistent with the committee’s compensation philosophy.
As discussed above under “— Overview of Executive Compensation Program,” beginning with annual awards in 2011, at least 50% of the equity awards (in terms of number of shares) made to the Company’s named executive officers pursuant to the 2006 Plan will be in the form of performance-based equity awards that are earned or paid out based on the achievement of performance targets. In March 2011, the compensation committee approved annual grants of long term equity incentives to the named executive officers as follows:

	Shares Subject to	Shares Subject to	Shares of	Shares of
	Time-Based	Performance-Based	Time-Based	Performance-Based
	Vesting	Vesting	Vesting	Vesting
Name	Option	Option	Restricted Stock	Restricted Stock
Herbert A. Fritch	72,697	72,697	—	—
Karey L. Witty	—	—	7,127	7,127
Michael G. Mirt	—	—	9,800	9,800
Scott C. Huebner	—	—	1,768	1,769
M. Shawn Morris	—	—	1,768	1,769
The equity awards that are time-based are scheduled to vest over a four-year period following the grant date with 50% vesting as of the second anniversary of the grant date and 25% vesting on each of the third and fourth anniversaries of the grant date. The shares subject to the performance-based vesting awards will be adjusted following the two year performance period based on the Company’s cumulative EPS for 2011 and 2012 as follows:

		Adjusted Number of Shares Subject to Performance-Based
Performance Level	Cumulative EPS	Vesting Award (as a % of original award)
Threshold	$6.75	50%
Mid-Level	$7.13	75%
Target	$7.50	100%
The performance-based shares vest, if at all, over four years as follows: 50% of the shares, as adjusted, based on cumulative EPS for the two year period, vest on the second anniversary of the grant date, and 25% of the adjusted number of shares vest on each of the third and fourth anniversaries of the grant date. For 2011, the compensation committee also granted 50% of annual equity awards (in terms of number of shares) to the Company’s other executive officers in the form of performance-based restricted shares that vest in the same manner described above.
The compensation committee selected the performance metric (EPS) and cumulative target, measurement period, payout ranges, and vesting periods based on (i) the analysis and recommendations of Hay Group, (ii) a review of trends in performance-based equity awards made by other public companies, and (iii) the recommendations of management. With respect to the calculation and achievement of the cumulative EPS, the compensation committee reserved the right to adjust the EPS targets for certain events (including, for example, acquisitions and changes in capital structure) as contemplated in the actual award agreements.

Change of Control; Termination Benefits
Severance and Noncompetition Agreements. We believe that reasonable and appropriate severance and change of control benefits for our executive officers are necessary in order to be competitive in our recruiting and retention efforts. We also believe these types of benefits are required by the generally competitive recruiting environment within our industry and as a result of our location in Nashville, Tennessee, which is home to numerous public and private healthcare companies. Change of control arrangements provide an executive job security that, we believe, reduces the potential for reluctance by an executive to pursue a change of control transaction that could be in the best interests of our stockholders and discourages executive defections if faced with a hostile takeover attempt.
In December 2009, the compensation committee approved severance and noncompetition agreements (the “Severance Agreements”) for certain of the Company’s officers, including the Company’s chief executive officer and other executive officers. The Severance Agreements replaced any existing employment and severance agreements between the Company and these individuals. Prior to approving the agreements, the compensation committee retained Hay Group to review the proposed severance framework and form of Severance Agreement to confirm that they were consistent with the compensation committee’s desire to provide competitive change of control and severance protection for certain of the Company’s executives as compared to the Company’s peer group. Among other matters, Hay Group opined that the proposed change of control and severance arrangements, including the amounts to be paid out thereunder, were reasonable, consistent with peer group and market practices, and in accordance with the compensation committee’s philosophical objectives. The material terms of the executive Severance Agreements are generally as described below under “— Potential Payments Upon Termination or Change of Control.”
Acceleration of Equity Awards. Substantially all of the currently outstanding unvested equity awards to our executive officers vest in connection with a change of control only on a “double-trigger” basis, with the vesting of these awards contingent on actual or constructive termination of the executive within 12 months following a change of control. Restrictions with respect to restricted shares purchased under the Management Stock Purchase Plan immediately lapse upon a change of control. Outstanding options and restricted share awards for our executive officers do not otherwise automatically vest or become exercisable in connection with an executive’s termination. Outstanding equity awards vest in full, however, in the event a named executive officer dies or becomes permanently disabled, or, with respect to stock options, in the event the executive elects normal or early retirement. The acceleration of equity awards held by the Company’s named executive officers is discussed in more detail below under “— Potential Payments Upon Termination or Change of Control.”
Retirement Plans
We match contributions by our named executive officers to our 401(k) plan up to the maximum amount permitted under the Code.
Management Stock Purchase Plan
In 2008, the Company’s stockholders adopted a Management Stock Purchase Plan (“MSPP”), the stated purposes of which are to enable and encourage stock ownership and to further align the interests of our senior officers and our stockholders. The MSPP allows certain identified officers (generally, those persons subject to the Stock Ownership Guidelines described below) to elect to receive, in lieu of a specified portion of his or her annual plan cash bonus, a number of restricted shares equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 85% of the fair market value of a share on the date on which such restricted shares are granted. The restricted period for restricted shares granted under the MSPP is generally two years from the date of grant.
In general, any election to participate in the MSPP must be made a year in advance. In late 2009, Messrs. Witty, Mirt, and Morris elected to defer 20% (up to $100,000), 20% (up to $100,000), and 15%, respectively, of their 2010 cash bonuses into restricted shares under the MSPP. Accordingly, cash bonus amounts deferred in early 2011 into restricted shares under the MSPP were for Messrs. Witty and Mirt $100,000 for 3,175 shares, and for Mr. Morris $33,750 for 1,071 shares.

Perquisites and Other Benefits
The Company does not maintain retirement, “top hat,” or deferred compensation programs for executives, other than by such executives’ participation in the Company’s 401(k) plan and the MSPP. Although we have no formal relocation policy for new executive hires, we will on occasion agree to reimbursement of certain relocation and other costs as part of a negotiation for an executive based on the particular facts and circumstances of the executive and the relocation. Senior management participates in our other broad-based benefit programs available to our salaried employees including health, dental, and life insurance programs. The Company also has a self-funded short-term disability policy for its executives. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.
From his appointment as the Company’s president in November 2008 until July 2010, with the consent of the board of directors and the chief executive officer, Mr. Mirt maintained his primary residence in Virginia. During this time and in order to carry out his job responsibilities, Mr. Mirt commuted to and from the Company’s Tennessee corporate headquarters, generally on a weekly basis. During 2010, the compensation committee approved a single, lump sum payment of $76,000 to offset any living and travel expenses incurred pursuant to this arrangement for 2010. Mr. Mirt permanently relocated to Tennessee in July 2010, and in connection with this relocation, the Company reimbursed Mr. Mirt for approximately $2,600 in moving expenses.
Stock Ownership Guidelines
The compensation committee believes that it should be the responsibility of officers of the Company to take actions on behalf of the Company that are designed to achieve long-term stockholder value. In furtherance of this goal and the board’s objective of adopting sound corporate governance policies, the Company expects each senior officer to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. In 2007, the compensation committee, at the recommendation of management and its compensation consultants, established specific ownership guidelines for certain of the Company’s officers (currently 34 persons). The guidelines are generally as follows: (i) the Company’s chief executive officer is required to own and maintain stock with a current market value equal to five times his annual base salary; (ii) each executive officer is required to own and maintain stock with a current market value equal to three times his or her annual base salary; (iii) each plan president who is not also an executive officer of the Company is required to own and maintain stock with a current market value equal to two times his or her annual base salary; and (iv) certain other officers are required to own and maintain stock with a current market value equal to one times his or her annual base salary.
Although each officer is encouraged to achieve his or her requisite ownership levels as quickly as possible, the compensation committee provides for a phase-in of the requirements over a period of five years from the date the applicable guidelines are effective for each officer or such relevant promotion thereafter. The compensation committee may allow waivers to these guidelines in certain limited instances where these guidelines would place a severe hardship on the officer or prevent compliance with a court order.
Compensation Risk Assessment
In setting compensation, our compensation committee considers, among other things, the risks to the Company’s stockholders that are inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and therefore “at-risk,” the compensation committee believes our executive compensation plans are appropriately structured and do not pose a material risk to the Company. For example, the single largest financial performance factor in determining executives’ variable compensation is projected EPS. The compensation committee believes that the budget review process, independent and internal audits, internal control over financial reporting, and other Sarbanes-Oxley control features, among other factors, help to mitigate the potential for financial fraud, abuse, or misstatements that are motivated by an executives’ personal compensation.
The compensation committee also considered the following additional elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:
•	We set performance goals that we believe are reasonable in consideration of past performance and current market and economic conditions.
•
Time-based vesting over multiple years for our long-term incentive awards, even after achievement of performance criteria, promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of the Company.

•	Payouts under our performance-based plans result in at least some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.
•
Our stock ownership guidelines require our executives to hold significant amounts of Company stock, which commits an appropriate portion of their compensation to the long-term performance of the Company.

Clawback Policies
Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under the law. In addition, the compensation committee intends to adopt and implement a formal “clawback” policy that is applicable to the Company’s executive officers as soon as reasonably practicable following the SEC’s adoption of rules implementing the new clawback requirements set forth in the Dodd-Frank Act.
Accounting and Tax Matters
We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. Effective January 1, 2006, the Company began accounting for stock-based payments with respect to its long-term equity incentive award programs in accordance with the requirements of FASB ASC Topic 718 (formerly FAS 123R).
To the extent deemed appropriate by the compensation committee, we will generally attempt in good faith to structure most of our executive compensation programs to qualify as performance-based compensation that is not subject to the $1.0 million limitation under Section 162(m) of the Code. Because the amount and mix of individual compensation are based on competitive and other considerations in addition to Company and individual performance in accordance with our flexible compensation philosophy, however, executive officer compensation that is not performance-based (as qualified under Section 162(m)) may exceed $1.0 million in a given year. Although the compensation committee will consider the tax, accounting, and disclosure implications of its compensation decisions under the applicable rules and regulations, including FASB ASC Topic 718 (formerly FAS 123R) and Section 162(m), the compensation committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stockholders. Accordingly, we do not presently consider the tax, accounting, or disclosure consequences to be determining or limiting factors in the design of our executive compensation packages.
Compensation Committee Report On Executive Compensation
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation
Committee of the Board of Directors,
Joseph P. Nolan (Chair)
John T. Fox
Robert Z. Hensley

Summary Compensation Table
As reflected in the Summary Compensation Table below and in the “Grants of Plan-Based Awards in 2010” table, the primary components of the Company’s 2010 executive compensation were cash compensation, consisting of base salaries and bonuses, and equity incentive compensation, consisting of deferred vesting stock options and shares of restricted stock. For a detailed discussion of each of these components and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “Executive Compensation — Compensation Discussion and Analysis.”
The following table sets forth certain summary information for the year ended December 31, 2010 (and, in certain circumstances required by SEC rules, for the years ended December 31, 2009 and 2008) with respect to the compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, and each of our other three most highly compensated executive officers who were serving in such capacities as of December 31, 2010. We refer to these five executive officers in this proxy statement as our “named executive officers.”

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($)

Herbert A. Fritch	2010	850,000	—	534,600	2,290,202	1,700,000	8,575	5,383,377
Chairman and Chief	2009	800,000	—	—	1,558,060	1,600,000	8,575	3,966,635
Executive Officer	2008	800,000	—	—	—	1,600,000	8,050	2,408,050

Karey L. Witty	2010	400,000	—	254,862	673,592	600,000	8,575	1,937,029
Executive Vice President and	2009	192,424	550,822	132,900	863,603	—	5,833	1,745,582
Chief Financial Officer

Michael G. Mirt	2010	550,000	—	350,430	926,183	825,000	104,844	2,756,457
President	2009	479,167	—	151,600	—	825,000	131,929	1,587,696
	2008	65,625	250,000	—	1,238,649	—	3,263	1,557,537

Scott C. Huebner	2010	300,000	35,000	699,345	50,517	225,000	8,575	1,318,437
Executive Vice President	2009	300,000	105,000	48,254	87,643	150,000	8,575	699,472
	2008	300,000	225,000	37,811	122,980	—	8,050	693,841

M. Shawn Morris	2010	300,000	15,000	654,795	50,517	225,000	16,872	1,262,184
Executive Vice President	2009	285,000	17,500	48,254	87,643	142,500	17,309	598,206
	2008	250,000	150,000	37,811	122,980	—	8,050	568,841

(1)	Includes amounts deferred pursuant to the Company’s 401(k) savings plan.

(2)
Amounts shown in this column represent the discretionary portion paid for 2010 to Messrs. Huebner and Morris. As discussed in more detail under “— Compensation Discussion and Analysis — 2010 Named Executive Officer Compensation,” in March 2011, the compensation committee also awarded to Messrs. Huebner and Morris bonuses in the form of shares of restricted stock based on the Company’s 2010 financial performance and such persons’ individual performance. Pursuant to SEC rules, the grant date fair value of these shares will be included in the Company’s Summary Compensation Table for 2011.

(3)
The amounts shown in these columns represent the aggregate grant date fair value of equity awards made in the year computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Assumptions used in the calculation of these amounts are described in Note 9 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2011 (the “2010 Form 10-K”).

(4)
Amounts shown in this column represent cash bonuses paid or payable to each executive pursuant to the Company’s non-equity incentive plans, including amounts deferred pursuant to the MSPP. For 2010, 2009, and 2008, the following executives contributed a portion of their cash bonus to purchase shares of restricted stock under the MSPP:

			Deferred Cash
Name	Bonus Year	Purchase Date	Bonus Amount ($)	MSPP Shares (#)
Karey L. Witty	2010	2/24/2011	100,000	3,175
Michael G. Mirt	2010	2/24/2011	100,000	3,175
	2009	2/11/2010	100,000	6,601
M. Shawn Morris	2010	2/24/2011	33,750	1,071
	2009	2/11/2010	47,025	3,104
	2008	2/13/2009	49,500	3,841

The MSPP is discussed in more detail in “— Compensation Discussion and Analysis — Management Stock Purchase Plan” and below under “2010 Nonqualified Deferred Compensation.”

(5)
The amounts shown in this column for 2010 include the following: (i) for each executive, matching contributions of $8,575 pursuant to the Company’s 401(k) savings plan; (ii) for Mr. Mirt, a lump sum payment of $76,000 to offset certain temporary living and commuting expenses and $2,625 for reimbursement of certain moving expenses; and (iii) for Messrs. Mirt and Morris, compensation expense associated with MSPP shares purchased in 2010 of $17,644 and $8,297, respectively (see footnote 4 above). Assumptions used in the calculation of the compensation expense related to MSPP shares are described in Note 9 to the Company’s audited financial statements included in the 2010 Form 10-K.

Grants of Plan-Based Awards in 2010
The following table summarizes grants of plan-based awards made to our named executive officers in 2010:

						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise	Date
			Estimated Possible Payouts			Number of	Number of	or Base	Fair Value
			Under Non-Equity Incentive			Shares of	Securities	Price of	of Stock
		Committee	Plan Awards (1)			Stocks or	Underlying	Option	and Option
	Grant	Action	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date (2)	($)	($)	($)	(#) (3)	(#) (4)	($/Sh)	($) (5)

Herbert A. Fritch	—	—	425,000	850,000	1,700,000	—	—	—	—
	2/11/2010	2/04/2010	—	—	—	30,000	—	—	534,600
	2/11/2010	2/04/2010	—	—	—	—	280,220	17.82	2,290,202

Karey L. Witty	—	—	150,000	300,000	600,000	—	—	—	—
	2/11/2010	2/04/2010	—	—	—	14,302	—	—	254,862
	2/11/2010	2/04/2010	—	—	—	—	82,418	17.82	673,592

Michael G. Mirt	—	—	206,250	412,500	825,000	—	—	—	—
	2/11/2010	2/04/2010	—	—	—	19,665	—	—	350,430
	2/11/2010	2/04/2010	—	—	—	—	113,324	17.82	926,183

Scott C. Huebner	—	—	—	150,000	225,000	—	—	—	—
	2/11/2010	2/04/2010	—	—	—	16,181	—	—	288,345
	2/11/2010	2/04/2010	—	—	—	—	6,181	17.82	50,517
	6/08/2010	6/08/2010	—	—	—	25,000	—	—	411,000

M. Shawn Morris	—	—	—	150,000	225,000	—	—	—	—
	2/11/2010	2/04/2010	—	—	—	13,681	—	—	243,795
	2/11/2010	2/04/2010	—	—	—	—	6,181	17.82	50,517
	6/08/2010	6/08/2010	—	—	—	25,000	—	—	411,000

(1)
The amounts shown in these columns for Messrs. Fritch, Mirt, and Witty reflect the threshold (50% of target bonus opportunity), target (100% of target bonus opportunity), and maximum (200% of target bonus opportunity) amounts they could have earned for the year ended December 31, 2010 pursuant to the Company’s 2010 performance cash bonus plan, as discussed in more detail in “— Compensation Discussion and Analysis — 2010 Named Executive Officer Compensation.” The amounts shown in these columns for Messrs. Huebner and Morris reflect the target (100% of target bonus opportunity) and maximum (150% of target bonus opportunity) amounts they could have earned for the year ended December 31, 2010 pursuant to the Company’s 2010 performance cash bonus plan, as discussed in further detail in “— Compensation Discussion and Analysis — 2010 Named Executive Officer Compensation.” The amounts actually awarded to the named executive officers pursuant to the Company’s non-equity incentive plans are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
In accordance with the Company’s equity compensation awards policy, annual equity grants are generally approved in advance by the compensation committee and become effective on the third trading day immediately following the date of the public release of earnings for the Company’s prior calendar year.

(3)	The amounts in this column represent restricted stock awards made to the named executive officers during the year pursuant to the 2006 Plan.

(4)	The amounts in this column represent stock option grants made to the named executive officers during the year pursuant to the 2006 Plan.

(5)
The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to the Company’s audited financial statements included in the 2010 Form 10-K.

Outstanding Equity Awards at 2010 Fiscal Year-End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2010:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value of
	Underlying	Underlying			Units of	Shares or
	Unexercised	Unexercised			Stock That	Units of
	Options -	Options -	Option	Option	Have Not	Stock That
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Have Not Vested
Name	(#)	(#) (1)	Price ($)	Date	(#) (2)	($) (3)

Herbert A. Fritch	100,000	—	19.50	2/02/2016	30,000	795,900
	—	254,642	15.16	2/13/2019	—	—
	—	280,220	17.82	2/11/2020	—	—

Karey L. Witty	31,250	93,750	13.29	8/07/2019	21,802	578,407
	—	82,418	17.82	2/11/2020	—	—

Michael G. Mirt	87,500	87,500	17.12	11/05/2018	36,266	962,137
	—	113,324	17.82	2/11/2020	—	—

Scott C. Huebner	150,000	—	19.50	2/02/2016	45,334	1,202,711
	75,000	25,000	23.62	3/29/2017	—	—
	8,626	8,626	19.50	2/19/2018	—	—
	—	14,324	15.16	2/13/2019	—	—
	—	6,181	17.82	2/11/2020	—	—

M. Shawn Morris	50,000	—	19.50	2/02/2016	49,779	1,320,637
	75,000	25,000	20.35	1/01/2017	—	—
	8,626	8,626	19.50	2/19/2018	—	—
	—	14,324	15.16	2/13/2019	—	—
	—	6,181	17.82	2/11/2020	—	—

(1)	These options vest as follows:

		Number of Unvested
Name	Grant Date	Shares (#)	Vesting Dates
Herbert A. Fritch	2/13/2009	254,642	50% on 2/13/2011 and 25% on each of 2/13/2012 and 2/13/2013
	2/11/2010	280,220	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

Karey L. Witty	8/7/2009	93,750	33.33% on each of 7/01/2011, 7/01/2012, and 7/01/2013
	2/11/2010	82,418	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

Michael G. Mirt	11/05/2008	87,500	50% on each of 11/01/2011 and 11/01/2012
	2/11/2010	113,324	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

Scott C. Huebner	3/29/2007	25,000	100% on 3/29/2011
	2/19/2008	8,626	50% on each of 2/19/2011 and 2/19/2012
	2/13/2009	14,324	50% on 2/13/2011 and 25% on each of 2/13/2012 and 2/13/2013
	2/11/2010	6,181	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

M. Shawn Morris	1/1/2007	25,000	100% on 1/01/2011
	2/19/2008	8,626	50% on each of 2/19/2011 and 2/19/2012
	2/13/2009	14,324	50% on 2/13/2011 and 25% on each of 2/13/2012 and 2/13/2013
	2/11/2010	6,181	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

(2)	Restrictions on shares lapse as follows:

		Number of Restricted
Name	Grant Date	Shares (#)	Vesting Dates
Herbert A. Fritch	2/11/2010	30,000	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

Karey L. Witty	8/07/2009	7,500	33.33% on each of 7/01/2011, 7/01/2012, and 7/01/2013
	2/11/2010	14,302	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014

Michael G. Mirt	2/13/2009	10,000	50% on 2/13/2011 and 25% on each of 2/13/2012 and 2/13/2013
	2/11/2010	19,665	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014
	2/11/2010	6,601	100% on 2/11/2012

Scott C. Huebner	2/19/2008	970	50% on each of 2/19/2011 and 2/19/2012
	2/13/2009	3,183	50% on 2/13/2011 and 25% on each of 2/13/2012 and 2/13/2013
	2/11/2010	16,181	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014
	6/08/2010	25,000	50% on 6/08/2012 and 25% on each of 6/08/2013 and 6/08/2014

M. Shawn Morris	2/19/2008	970	50% on each of 2/19/2011 and 2/19/2012
	2/13/2009	3,183	50% on 2/13/2011 and 25% on each of 2/13/2012 and 2/13/2013
	2/13/2009	3,841	100% on 2/13/2011
	2/11/2010	13,681	50% on 2/11/2012 and 25% on each of 2/11/2013 and 2/11/2014
	2/11/2010	3,104	100% on 2/11/2012
	6/08/2010	25,000	50% on 6/08/2012 and 25% on each of 6/08/2013 and 6/08/2014

(3)	The market value of shares was calculated using the year-end closing price of $26.53 on December 31, 2010, as reported on the NYSE.

Option Exercises and Stock Vested in 2010
The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the year ended December 31, 2010, for the named executive officers, as applicable:

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares		Value
	Acquired	Realized on	Acquired		Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)		Vesting ($)(2)

Herbert A. Fritch	—	—	—		—

Karey L. Witty	—	—	2,500		38,200

Michael G. Mirt	—	—	—		—

Scott C. Huebner	—	—	969	(1)	17,442

M. Shawn Morris	—	—	969	(1)	17,442

(1)	Certain of these shares were withheld to satisfy the Company’s tax withholding obligations.

(2)	The value realized upon the vesting of restricted shares is calculated based upon the closing price of our common stock on the NYSE on the applicable vesting date.
2010 Nonqualified Deferred Compensation
The following table sets forth information regarding the contributions by participating named executive officers under nonqualified deferred compensation arrangements, which related solely to the MSPP, during fiscal 2010 and the balances thereunder at December 31, 2010. The MSPP is discussed in more detail in “— Compensation Discussion and Analysis — Management Stock Purchase Plan.”

			Aggregate
	Executive		Withdraws/
	Contributions	Aggregate Earnings	Distributions in	Aggregate Balance
	in 2010	in 2010	2010	at December 31, 2010
Name	($)(1)	($)(2)	($)(3)	($)(4)

Karey L. Witty	100,000	—	—	100,000

Michael G. Mirt	100,000	75,125	—	275,125

M. Shawn Morris	33,750	69,586	—	218,001

(1)
Amounts represent the portion of Messrs. Witty’s, Mirt’s, and Morris’s 2010 cash bonuses that were deferred on February 24, 2011, the effective date determined by the compensation committee for 2010 executive bonuses, and contributed and used to purchase restricted shares under the MSPP. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2010.

(2)
Amounts represent the aggregate earnings associated with MSPP shares for 2010, calculated in part based on the closing market price of our common stock on December 31, 2010 ($26.53 per share as reported on the NYSE). None of the amounts reflected in this column are reported in the Summary Compensation Table because the Company does not pay guaranteed, above market, or preferential earnings on MSPP shares.

(3)	No MSPP shares vested or were otherwise distributed to the executives during 2010.

(4)
Amount represents the value of all MSPP shares held by the executives as of December 31, 2010, based on the closing market price of our common stock on December 31, 2010, plus the cash amount of the executives’ MSPP contributions relating to their 2010 cash bonuses. Of the totals reflected in this column, the following amounts have been previously reported for prior years in the Summary Compensation Table: Mr. Mirt ($100,000 — 2009); and Mr. Morris ($47,025 — 2009; $49,500 — 2008).

Potential Payments Upon Termination or Change in Control
The discussion and tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment. The amounts assume that such termination was effective as of December 31, 2010 and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
Voluntary or For Cause Termination. In the event that any named executive officer voluntarily terminates his employment with the Company or is terminated for “cause” (as defined below), he would generally be entitled to receive any earned but unpaid base salary. As is generally the case with other salaried employees, the executive may also choose to elect COBRA continuation health care coverage. However, the executive is solely responsible for the payment of any associated premiums.
Retirement. In the event of retirement (generally after attaining age 65), any named executive officer would generally be entitled to receive those benefits described above. In addition, the executive would forfeit any restricted shares purchased under the MSPP and, in exchange, receive a lump sum cash payment equal to either (i) the fair market value of the restricted shares on the termination date or (ii) the bonus amounts previously deferred by the executive as a condition of receiving the restricted shares pursuant to the terms of the MSPP, with the compensation committee having the sole discretion as to which amount will be paid.
Disability or Death. In the event of a termination of employment due to the death or disability of any named executive officer, in addition to the benefits listed under the heading “Voluntary or For Cause Termination” above, the executive (or the executive’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the executive) will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan (the same plans in which the Company’s other salaried employees, in general, are permitted to participate), as applicable.
Termination Without Cause or for Good Reason. Pursuant to the terms of their severance agreements, if the Company terminates Messrs. Fritch, Witty, or Mirt without “cause” (as defined below), or if any of these officers resigns for “good reason” (as defined below), the executive will be entitled to receive severance pay equal to two times the executive’s base salary in effect immediately prior to such termination. The severance will be paid in regular installments in accordance with the Company’s normal payroll policies then in effect for a period of 24 months following the date of the termination. If the Company terminates any of the Company’s other named executive officers without cause or such executive resigns for good reason, the executive will be entitled to receive severance pay equal to 1.5 times the executive’s base salary in effect immediately prior to such termination. For a period of 18 months following the date of the termination, the Company will also be required to continue to provide, at the Company’s expense, medical and dental insurance benefits to the executive on substantially the same terms and conditions existing immediately prior to such termination. In addition, in the event the executive is terminated without cause, the executive would forfeit any restricted shares purchased under the MSPP and, in exchange, receive a lump sum cash payment equal to either (i) the fair market value of the restricted shares on the termination date or (ii) the bonus amounts previously deferred by the executive as a condition of receiving the restricted shares pursuant to the terms of the MSPP, with the compensation committee having the sole discretion as to which amount will be paid.
“Good reason” generally means certain decreases in compensation, material reduction of responsibilities, or relocation requirements, while “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to the Company, reporting to work under the influence or the use of illegal drugs, repeated conduct causing the Company substantial public disgrace or economic harm, the continued and repeated failure to substantially perform duties of employment, or breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to the Company.

Termination in Connection with a Change of Control. Pursuant to the terms of their severance agreement, if any of the Company’s named executive officers are terminated within 24 months following a “change of control” (as defined below), the executive will be entitled to receive a lump sum payment equal to two times the sum of (A) the executive’s base salary in effect immediately prior to such termination and (B) the executive’s target annual bonus for the year in which such termination occurs. For a period of two years following any such termination, the Company will also be required to continue to provide, at the Company’s expense, medical and dental insurance benefits to the executive on substantially the same terms and conditions existing immediately prior to such termination.
In the event that any payment received by any of the Company’s executive officers in connection with a change of control would constitute an “excess parachute payment” within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”), such payment will be reduced by an amount necessary to prevent any portion of the payment from constituting an “excess parachute payment” as defined in Section 280G of the Code.
The Company’s executive severance agreements generally provide that “change in control” means the occurrence of any of the following events:
(i)
any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or a subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(ii)
as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)
during any period of two consecutive years, individuals who at the beginning of any such period constitute the board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Company then still in office who were (i) directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than the board, or (b) designated by a person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv)	a complete liquidation or dissolution of the Company; or
(v)	the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).
Noncompetition and Release. The Company’s executive severance agreements generally prohibit the executive from competing with the Company during the term of their employment and for a period of 12 months following termination of employment. The payment of severance benefits under the severance agreements is also conditioned upon the executive’s execution of a release of claims in favor of the Company.
Acceleration of Equity Awards. As set forth in the applicable award agreements, outstanding unvested equity awards to our named executive officers vest in connection with a change of control generally only on a “double-trigger” basis in the event the executive is terminated without cause, or if the executive resigns for good reason, within one year following a change in control. Restrictions with respect to restricted shares purchased under the MSPP immediately lapse upon a change of control. Outstanding options and shares of restricted stock held by our named executive officers do not otherwise generally vest or become exercisable in connection with an executive’s termination. Outstanding equity awards vest in full, however, in the event a named executive officer dies or becomes permanently disabled, or, with respect to stock options, in the event the executive elects normal or early retirement. “Normal retirement” means retirement from active employment with the Company on or after age 65. “Early retirement” means retirement, for purposes of the 2006 Plan, with the express consent of the Company at or before the time of such retirement, from active employment with the Company prior to age 65.

Herbert A. Fritch

								Involuntary
								Termination
								Without Cause or
			Involuntary					Termination for
Executive Benefits			Termination		Termination			Good Reason
and Payments			Without		for Good		Change in	Following a
Upon Separation	Retirement		Cause		Reason		Control	Change in Control		Disability	Death

Cash Severance	—		$1,700,000	(1)	$1,700,000	(1)	—	$3,400,000	(2)	—	—

Accelerated Vesting of Options (3)	$5,335,996	(4)	—		—		—	$5,335,996		$5,335,996	$5,335,996

Accelerated Vesting of Restricted Stock (3)	—		—		—		—	$795,900		$795,900	$795,900

Continuation of Insurance Benefits (5)	—		$12,187		$12,187		—	$16,249		—	—

Total:	$5,335,996		$1,712,187		$1,712,187		—	$9,548,145		$6,131,896	$6,131,896

(1)
Amount equal to two times the executive’s 2010 base salary, to be paid out in regular installments, in accordance with the Company’s normal payroll policies then in effect, for a period of two years following the termination date.

(2)	Amount equal to two times the sum of the executive’s 2010 base salary and target annual bonus, to be paid out in a lump sum no later than 30 days following the termination date.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2010 ($26.53 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2010 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Pursuant to the applicable award agreements, accelerated vesting of stock options is triggered upon normal retirement (generally after attaining age 65) or early retirement with the express consent of the Company.

(5)	Amounts are based upon the types of medical and dental coverage the Company carried for the executive as of December 31, 2010 and the related premiums in effect on such date.

Karey L. Witty

								Involuntary
								Termination
								Without Cause or
			Involuntary					Termination for
Executive Benefits and			Termination		Termination			Good Reason
Payments			Without		for Good		Change in	Following a
Upon Separation	Retirement		Cause		Reason		Control	Change in Control		Disability	Death

Cash Severance	—		$800,000	(1)	$800,000	(1)	—	$1,400,000	(2)	—	—

Accelerated Vesting of Options (3)	$1,959,111	(4)	—		—		—	$1,959,111		$1,959,111	$1,959,111

Accelerated Vesting of Restricted Stock (3)	—		—		—		—	$578,407		$578,407	$578,407

Continuation of Insurance Benefits (5)	—		$18,666		$18,666		—	$24,888		—	—

Total:	$1,959,111		$818,666		$818,666		—	$3,962,406		$2,537,518	$2,537,518

(1)
Amount equal to two times the executive’s 2010 base salary, to be paid out in regular installments, in accordance with the Company’s normal payroll policies then in effect, for a period of two years following the termination date.

(2)	Amount equal to two times the sum of the executive’s 2010 base salary and target annual bonus, to be paid out in a lump sum no later than 30 days following the termination date.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2010 ($26.53 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2010 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Pursuant to the applicable award agreements, accelerated vesting of stock options is triggered upon normal retirement (generally after attaining age 65) or early retirement with the express consent of the Company.

(5)	Amounts are based upon the types of medical and dental coverage the Company carried for the executive as of December 31, 2010 and the related premiums in effect on such date.

Michael G. Mirt

									Involuntary
									Termination
									Without Cause or
			Involuntary						Termination for
Executive Benefits			Termination		Termination				Good Reason
and Payments			Without		for Good		Change in		Following a
Upon Separation	Retirement		Cause		Reason		Control		Change in Control		Disability		Death

Cash Severance	—		$1,100,000	(1)	$1,100,000	(1)	—		$1,925,000	(2)	—		—

Accelerated Vesting of Options (3)	$1,810,427	(4)	—		—		—		$1,810,427		$1,810,427		$1,810,427

Accelerated Vesting of Restricted Stock (3)	—		—		—		$75,125	(5)	$787,012		$862,137	(5)	$862,137	(5)

Continuation of Insurance Benefits (6)	—		$18,666		$18,666		—		$24,888		—		—

MSPP Share Cancellation Payment	$75,125	(5)	$75,125	(5)	—		—		—		—		—

Total:	$1,885,552		$1,193,791		$1,118,666		$75,125		$4,547,327		$2,672,564		$2,672,564

(1)
Amount equal to two times the executive’s 2010 base salary, to be paid out in regular installments, in accordance with the Company’s normal payroll policies then in effect, for a period of two years following the termination date.

(2)	Amount equal to two times the sum of the executive’s 2010 base salary and target annual bonus, to be paid out in a lump sum no later than 30 days following the termination date.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2010 ($26.53 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2010 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Pursuant to the applicable award agreements, accelerated vesting of stock options is triggered upon normal retirement (generally after attaining age 65) or early retirement with the express consent of the Company.

(5)
Amounts include the value associated with the acceleration of the executive’s MSPP shares in accordance with the terms of the MSPP, calculated based on the closing market price of our common stock on December 31, 2010, minus the executive’s deferred cash bonus amounts ($100,000).

(6)	Amounts are based upon the types of medical and dental coverage the Company carried for the executive as of December 31, 2010 and the related premiums in effect on such date.

Scott C. Huebner

								Involuntary
								Termination
								Without Cause or
			Involuntary					Termination for
Executive Benefits			Termination		Termination			Good Reason
and Payments			Without		for Good		Change in	Following a
Upon Separation	Retirement		Cause		Reason		Control	Change in Control		Disability	Death

Cash Severance	—		$450,000	(1)	$450,000	(1)	—	$900,000	(2)	—	—

Accelerated Vesting of Options (3)	$350,091	(4)	—		—		—	$350,091		$350,091	$350,091

Accelerated Vesting of Restricted Stock (3)	—		—		—		—	$1,202,711		$1,202,711	$1,202,711

Continuation of Insurance Benefits (5)	—		$18,666		$18,666		—	$24,888		—	—

Total:	$350,091		$468,666		$468,666		—	$2,477,690		$1,552,802	$1,552,802

(1)
Amount equal to 1.5 times the executive’s 2010 base salary, to be paid out in regular installments, in accordance with the Company’s normal payroll policies then in effect, for a period of 18 months following the termination date.

(2)	Amount equal to two times the sum of the executive’s 2010 base salary and target annual bonus, to be paid out in a lump sum no later than 30 days following the termination date.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2010 ($26.53 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2010 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Pursuant to the applicable award agreements, accelerated vesting of stock options is triggered upon normal retirement (generally after attaining age 65) or early retirement with the express consent of the Company.

(5)	Amounts are based upon the types of medical and dental coverage the Company carried for the executive as of December 31, 2010 and the related premiums in effect on such date.

M. Shawn Morris

									Involuntary
									Termination
									Without Cause or
			Involuntary						Termination for
Executive Benefits and			Termination		Termination				Good Reason
Payments			Without		for Good		Change in		Following a
Upon Separation	Retirement		Cause		Reason		Control		Change in Control		Disability		Death

Cash Severance	—		$450,000	(1)	$450,000	(1)	—		$900,000	(2)	—		—

Accelerated Vesting of Options (3)	$431,841	(4)	—		—		—		$431,841		$431,841		$431,841

Accelerated Vesting of Restricted Stock (3)	—		—		—		$87,726	(5)	$1,136,386		$1,224,112	(5)	$1,224,112	(5)

Continuation of Insurance Benefits (6)	—		$17,801		$17,801		—		$23,734		—		—

MSPP Share Cancellation Payment	$87,726	(5)	$87,726	(5)	—		—		—		—		—

Total:	$519,567		$555,527		$467,801		$87,726		$2,491,961		$1,655,953		$1,655,953

(1)
Amount equal to 1.5 times the executive’s 2010 base salary, to be paid out in regular installments, in accordance with the Company’s normal payroll policies then in effect, for a period of 18 months following the termination date.

(2)	Amount equal to two times the sum of the executive’s 2010 base salary and target annual bonus, to be paid out in a lump sum no later than 30 days following the termination date.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2010 ($26.53 per share as reported on the NYSE) and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2010 is also used to calculate accelerated vesting of restricted stock amounts.

(4)
Pursuant to the applicable award agreements, accelerated vesting of stock options is triggered upon normal retirement (generally after attaining age 65) or early retirement with the express consent of the Company.

(5)
Amounts include the value associated with the acceleration of the executive’s MSPP shares in accordance with the terms of the MSPP, calculated based on the closing market price of our common stock on December 31, 2010, minus the executive’s deferred cash bonus amounts ($96,525).

(6)	Amounts are based upon the types of medical and dental coverage the Company carried for the executive as of December 31, 2010 and the related premiums in effect on such date.

DIRECTOR COMPENSATION
The Company uses a combination of cash and stock-based incentive compensation to compensate the non-employee members of the board of directors for their efforts on behalf of the Company and its stockholders. Mr. Fritch, who is a director and an employee, receives no additional compensation for his services as a director. In determining non-employee director compensation, the Company evaluates the requirements for attracting and retaining qualified individuals, the time expended by the directors in fulfilling their duties, and the individual contributions of members who agree to serve on committees, including those willing to serve as chairpersons of the committee. The compensation policy for our non-employee directors was originally designed to pay our directors fairly for work required for a company of our size, scope, and complexity, to be competitive within an appropriate peer group, and to incorporate an equity component to align our directors’ interests with the long-term interests of our stockholders. In 2007, the compensation committee asked Hay Group, our independent compensation consultant, to prepare analyses of non-employee director compensation and to make recommendations to the board of directors, which analyses and recommendations were updated in May 2010. In consideration of Hay Group’s updated analyses and recommendations, in May 2010 the board amended the non-employee director compensation policy to increase the compensation paid to our non-employee directors for their services to be as follows:

•
Annual cash retainers are $50,000. In recognition of the additional efforts required by committee duties, the audit committee chair is paid an additional $35,000 annual retainer and each chair of the other standing committees receives an additional annual retainer of $20,000. Non-chair directors receive additional annual retainers of $25,000 and $12,500, respectively, for service on the audit committee or another standing committee of the board. Retainers are paid on a quarterly basis, in advance, and pro-rated for partial-year service.

•
Restricted stock awards, subject to one year vesting, are as follows: (i) upon initial election to the board, a director receives an amount of shares equal to $140,000 (increasing 5% annually) divided by the average trading price of the Company’s stock price for the 10 trading days preceding the date of initial election; and (ii) where directorship continues following the annual meeting of stockholders, a director receives an amount of shares equal to $100,000 (increasing 5% annually) divided by the average trading price of the Company’s stock for the 10 trading days preceding the date of the annual meeting. If a director fails to attend 75% or more of the board and applicable committee meetings during the 12-month period following the annual meeting, the restricted stock awards for that 12-month period are forfeited.

•
Non-employee directors are reimbursed for reasonable expenses incurred to attend board and committee meetings and other Company-related business meetings if a board member’s presence is requested, as well as director education programs.

Prior to 2010, in lieu of receiving shares of restricted stock at the annual meeting, Mr. Nolan, the non-employee director initially designated by GTCR, received cash, payable quarterly over the year, in an amount equal to the market value of the restricted stock that would otherwise have been issued to him at the annual meeting. Until July 1, 2010, Mr. Nolan also passed his cash directors’ fees through to investment funds affiliated with GTCR, consistent with their internal governance and conflicts requirements. Effective July 1, 2010, in connection with a change in GTCR policy, Mr. Nolan began to retain cash fees for services as a director and committee member. The cash compensation Mr. Fried receives for his services on the board of directors is paid directly to his law firm in accordance with such firm’s internal requirements.
Effective June 1, 2010, the board of directors appointed Dr. Mansukani, a director of the Company since June 2007, to serve as Vice Chairman — Strategic Planning of the Board. In connection with this appointment, Dr. Mansukani ceased to be the Executive Vice President — Chief Strategy Officer and a part-time employee of the Company. In addition to the director retainers and restricted stock described above, Dr. Mansukani receives compensation for his service as Vice Chairman as follows:
•	Annual cash retainer: $225,000.
•
Annual stock option award: beginning with the annual meeting of stockholders in 2011, an option to purchase an amount of shares equal to $50,000 divided by the average trading price of the Company’s stock price for the 10 trading days preceding the date of the annual meeting, vesting ratably over a four-year period.

•
Annual restricted stock award: beginning with the annual meeting of stockholders in 2011, an amount of shares equal to $50,000 divided by the average trading price of the Company’s stock price for the 10 trading days preceding the date of the annual meeting, vesting ratably over a four-year period.

2010 Director Compensation
The following table summarizes the compensation paid with respect to the year ended December 31, 2010, to each of the Company’s directors other than Herbert A. Fritch, Chairman of the Board of Directors, whose compensation as Chief Executive Officer, is reflected in the Summary Compensation Table:

	Fees Earned or			All Other
	Paid in Cash		Stock Awards	Compensation
Name	($) (1)		($) (2)	($)		Total ($)

Jeffrey M. Folick (3)	4,167		136,028	—		140,195

John T. Fox (4)	15,625		152,742	—		168,367

Bruce M. Fried	73,750	(5)	102,494	—		176,244

Robert Z. Hensley	82,500		102,494	—		184,994

Benjamin Leon, Jr.	45,000		102,494	—		147,494

Sharad Mansukani, M.D.	176,250		102,494	225,494	(6)	504,238

Russell K. Mayerfeld	80,000		102,494	—		182,494

Joseph P. Nolan (7)	68,750		97,848	45,478		212,076

Martin S. Rash (8)	25,000		—	—		25,000

(1)	Consists of annual board and committee retainers.

(2)
The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to the Company’s audited financial statements included in the 2010 Form 10-K. As of December 31, 2010, the aggregate number of unvested restricted shares outstanding for each of the Company’s non-employee directors was as follows: Mr. Folick (5,070); Mr. Fox (5,841); Mr. Fried (5,807); Mr. Hensley (5,807); Mr. Leon (5,807); Dr. Mansukani (12,428); Mr. Mayerfeld (5,807); and Mr. Nolan (5,807).

(3)	Mr. Folick was elected to the board of directors on November 30, 2010.

(4)	Mr. Fox was elected to the board of directors on September 28, 2010.

(5)	The cash compensation Mr. Fried received for his services on the board of directors was paid directly to his law firm in accordance with such firm’s internal requirements.

(6)
Amount includes compensation received by Dr. Mansukani in his capacity as an executive officer and employee prior to June 1, 2010, consisting of the following: salary ($65,625); restricted stock award ($117,986) (grant date fair value computed in accordance with FASB ASC Topic 718); stock option award ($33,680) (grant date fair value computed in accordance with FASB ASC Topic 718); and matching contributions pursuant to the Company’s 401(k) savings plan ($8,203). In connection with his appointment as Vice Chairman, the compensation committee approved certain amendments to Dr. Mansukani’s existing employee equity award agreements to provide, among other matters, that his awards would continue to vest in accordance with their original vesting schedules so long as Dr. Mansukani continued to provide services (as a director or otherwise) to the Company. The Company recognized $78,795 in additional compensation expense associated with such amendments.

(7)
Until July 2010, the cash compensation (including cash received in lieu of shares of restricted stock) Mr. Nolan received for his services on the board of directors was paid directly to GTCR in accordance with the terms of GTCR’s internal requirements. All other compensation for Mr. Nolan consists of cash compensation, equal to a pro rata portion of the value of the restricted stock grant awarded in 2009 to the other non-employee directors, which, prior to July 2010, was passed through to GTCR on a quarterly basis.

(8)	Mr. Rash did not stand for re-election at the Company’s 2010 annual meeting of stockholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Except to the extent addressed by certain provisions of our code of business conduct and ethics and our code of ethics for the chief executive officer and other senior financial officers of the Company, we do not have a separate written policy specific to related party transactions as defined in Item 404(a) of Regulation S-K under the federal securities regulations. Related parties of the Company for these purposes include our directors, executive officers, and certain of our stockholders, and immediate family members and certain affiliated entities of any of these three groups. Our code of business conduct and ethics generally prohibits outside financial interests that might conflict with the Company’s interests and requires all directors, executive officers, and employees who may have a potential or apparent conflict of interest to notify the Company’s chief legal officer. To help identify related party transactions, we also require our directors and executive officers to complete director and officer questionnaires each year listing any transactions with us in which the director, executive officer, or his or her immediate family members or affiliated entities have an interest.
The board of directors is responsible for reviewing and approving all related party transactions and has established certain procedures relating to the approval of such transactions. The board generally delegates the decisions to approve or ratify related party transactions to the audit or nominating and corporate governance committees as it deems appropriate. Interested directors do not participate in the deliberations or decisions relating to the approval of related party transactions. We review all related party transactions for a potential conflict of interest and, in connection therewith, consider all information and facts available and deemed relevant to the board or applicable committee regarding the transaction. It is the general policy of the Company that related party transactions be on terms not less favorable to the Company than it could obtain from unaffiliated third parties.
Transactions Involving Herbert A. Fritch
Herbert A. Fritch, the Company’s Chairman and Chief Executive Officer, owns a 36.7% membership interest in Predators Holdings, LLC (“Predators Holdings”), the owner of the Nashville Predators National Hockey League team. Mr. Fritch is also a member of the executive committee of Predators Holdings. In December 2007, Mr. Fritch loaned Predators Holdings $2.0 million and, in January 2009, collateralized a letter of credit in the amount of $3.4 million in favor of Predators Holdings. A subsidiary of Predators Holdings manages the Bridgestone Arena in Nashville, Tennessee where the hockey team plays its home games. The Company is a party to a suite license agreement with another subsidiary of Predators Holdings pursuant to which the Company leases a suite for Predators games and other functions. In 2010, the Company paid $144,000 under the license agreement for the use of the suite (including 16 tickets, but not food and beverage concessions, for each Predators’ home game).
Transactions Involving Jeffrey M. Folick
On November 30, 2010, the Company acquired all the of the outstanding stock of Bravo Health pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated November 30, 2010 (the “Amended Merger Agreement”), for approximately $545.0 million in cash, subject to post-closing adjustment. On November 30, 2010, the Company’s board of directors increased the size of the board from eight to nine members and elected Jeffrey M. Folick, the former chairman and chief executive officer of Bravo Health, to fill the vacancy as a Class II director. Pursuant to the terms of the Amended Merger Agreement and his existing agreements with Bravo Health, Mr. Folick received approximately $25.6 million in cash in sale proceeds and bonus and severance payments in connection with the Bravo Health transaction. Depending on the outcome of post-closing adjustments, Mr. Folick may receive an additional $0.9 million. An additional $5.2 million payable to Mr. Folick is being held in escrow to fund Bravo Health’s stakeholders’ post-closing indemnification obligations, if any.
Transactions Involving Thomas C. Rekart
On November 30, 2010, the Company’s board of directors appointed Thomas C. Rekart, formerly chief administrative officer of Bravo Health, as Executive Vice President of the Company. Pursuant to the terms of the Amended Merger Agreement, Mr. Rekart received approximately $529,000 in cash in connection with the Bravo Health transaction and, depending on the outcome of certain post-closing adjustments, may receive an additional $41,000. An additional $237,000 payable to Mr. Rekart is being held in escrow to fund Bravo Health’s stakeholders’ post-closing indemnification obligations, if any.

Transactions Involving Benjamin Leon, Jr.
Stock Purchase Agreement
On October 1, 2007, the Company completed the acquisition of all of the outstanding capital stock of LMC Health Plans pursuant to the terms of a Stock Purchase Agreement, dated as of August 9, 2007 (the “Stock Purchase Agreement”). Prior to the closing, Benjamin Leon, Jr., who was elected as a director of the Company at closing, owned (with his wife) approximately 60% of LMC Health Plans’ outstanding capital stock. During 2010, the former stockholders of LMC Health Plans reimbursed the Company $1.9 million (including $1.1 million reimbursed by Mr. Leon) under settlement provisions of the Stock Purchase Agreement regarding risk adjustment premiums received by LMC Health Plans for periods prior to the acquisition date. At December 31, 2010, the Company had current assets of $578,000 recorded on its consolidated balance sheets for other amounts due from the sellers of LMC Health Plans under the terms of the Stock Purchase Agreement.
Medical Services Agreement
On October 1, 2007, LMC Health Plans entered into a Medical Services Agreement (the “Leon Medical Services Agreement”) with Leon Medical Centers, Inc. (“LMC”) pursuant to which LMC provides or arranges for the provision of certain medical services to LMC Health Plans’ members. The Leon Medical Services Agreement is for an initial term of approximately 10 years with an additional five-year renewal term at LMC Health Plans’ option. Mr. Leon and other related persons currently own LMC and serve as officers and directors of LMC as follows: Benjamin Leon, Jr., chairman — 62%; Silvia Leon (Mr. Leon’s wife), senior vice president and director — 2%; Benjamin Leon, III (Mr. Leon’s son), president and chief executive officer and director — 10%; Lourdes Leon (Mr. Leon’s daughter), vice president and secretary and director — 10%; Silvia Maury (Mr. Leon’s daughter), director — 10%; Albert R. Maury (Mr. Leon’s son-in-law and husband of Ms. Silvia Maury), director — 6%.
Payments by LMC Health Plans for medical services under the Leon Medical Services Agreement are based on agreed upon rates, multiplied by the number of plan members as of the first day of each month. Total payments made to LMC by the Company for medical services in 2010 were approximately $212.5 million. There is also a sharing arrangement with regard to LMC Health Plans’ annual medical loss ratio (“MLR”) whereby the parties share equally any surplus or deficit of up to 5% with regard to agreed-upon MLR benchmarks. The target for the annual MLR is 80.5% for 2010 and 2011 and increases to 81% beginning in 2012 for the remaining term of the agreement. At December 31, 2010, the Company had accrued approximately $1.4 million for amounts due to LMC under the Leon Medical Services Agreement.
Under the Leon Medical Services Agreement, LMC, either directly or through an affiliate of LMC or third party designees, manages certain advertising and other promotional activities with respect to LMC, in its capacity as a provider of medical services to LMC Health Plans’ members. The Leon Medical Services Agreement requires LMC Health Plans to reimburse LMC (or its affiliate or third party designees(s) through which it conducts such advertising and promotional activities) for costs and expenses incurred with respect to such advertising and promotional activities up to a maximum amount with respect to any 12 calendar month period during the term of the agreement. LMC Health Plans’ aggregate reimbursements to Leon Advertising and Public Relations, Inc. (“Leon Advertising”) in 2010 totaled approximately $5.1 million. At December 31, 2010, the Company had accrued $401,000 for amounts due to Leon Advertising under the Leon Medical Services Agreement. Mr. Leon and other related persons currently own Leon Advertising and serve as officers and directors of Leon Advertising as follows: Benjamin Leon, Jr., chairman — 62%; Silvia Leon, treasurer — 2%; Benjamin Leon, III, chief executive officer and secretary — 10%; Lourdes Leon, vice president — 10%; Silvia Maury — 10%; Albert R. Maury, director — 6%.
Employment of Albert R. Maury
Albert R. Maury, Mr. Leon’s son-in-law and a director and owner of LMC, currently serves as the president and co-chief executive officer of Company subsidiaries LMC Health Plans and NewQuest Management of Florida, LLC. During 2010, the Company paid Mr. Maury $275,000 in base salary and a bonus of $123,750 ($82,500 of which was used to purchase 5,446 shares of restricted stock under the MSPP). In 2010, Mr. Maury also received a grant of 11,181 shares of restricted stock and an option to purchase 6,181 shares of Company common stock under the 2006 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2011, for:

•	each of our named executive officers;
•	each of our current directors;
•	all of our directors and executive officers as a group; and
•	each other person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person. The address of each of our directors and executive officers listed below is c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.

Name of Beneficial Owner	Number of Shares (1)		Percent (2)

Named Executive Officers:

Herbert A. Fritch	2,730,623	(3)	4.0%
Karey L. Witty	74,981	(4)	*
Michael G. Mirt	145,167	(5)	*
Scott C. Huebner	171,431	(6)	*
M. Shawn Morris	67,726	(7)	*

Directors:
Jeffrey M. Folick	5,070	(8)	*
John T. Fox	5,841	(8)	*
Bruce M. Fried	24,541	(9)	*
Robert Z. Hensley	29,291	(9)	*
Benjamin Leon, Jr.	299,583	(10)	*
Sharad Mansukani	48,829	(11)	*
Russell K. Mayerfeld	32,724	(9)	*
Joseph P. Nolan	30,870	(12)	*

Executive officers and directors as a group (19 persons)	4,088,623	(13)	6.0%

Other 5% Stockholders:
FMR LLC	5,445,226	(14)	8.0%
BlackRock, Inc.	4,411,050	(15)	6.5%

*	Less than one percent.

(1)
Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of March 31, 2011) as follows: Mr. Fritch — 227,321 shares; Mr. Witty — 31,250 shares; Mr. Mirt — 87,500 shares; Mr. Huebner — 120,101 shares; Mr. Morris — 10,101; Dr. Mansukani — 31,249 shares; and all directors and executive officers as a group — 641,913 shares.

(2)
The percentages of shares outstanding provided in the tables are calculated based on 67,746,463 shares of common stock outstanding as of March 31, 2011. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)
Includes 30,000 restricted shares under the 2006 Plan for which the restrictions have not lapsed. Mr. Fritch has granted a security interest in 2,370,664 shares directly owned by him to a financial institution as collateral for a line of credit.

(4)	Includes 36,056 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed and 3,175 restricted shares purchased under the MSPP for which the restrictions have not lapsed.

(5)	Includes 44,265 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed and 9,776 restricted shares purchased under the MSPP for which the restrictions have not lapsed.

(6)	Includes 49,179 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(7)	Includes 46,679 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed and 4,175 restricted shares purchased under the MSPP for which the restrictions have not lapsed.

(8)	Restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(9)	Includes 5,807 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(10)
Includes 5,807 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed and 272,414 shares received by Mr. Leon as partial consideration for his ownership interest in LMC Health Plans pursuant to the Stock Purchase Agreement. Mr. Leon has granted a security interest in 272,414 shares directly owned by him to a financial institution as collateral for a loan.

(11)	Includes 12,428 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed.

(12)
Includes 5,807 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed and 2,500 shares held on behalf of GTCR Partners VIII, L.P., or GTCR Partners VIII. GTCR Golder Rauner II, L.L.C., or GTCR II, is the general partner of GTCR Partners VIII. GTCR II, through a members committee (on which Mr. Nolan serves) has voting and dispositive authority over the shares held by GTCR Partners VIII, and therefore beneficially owns such shares. Mr. Nolan has no pecuniary interest in such shares, except to the extent of his proportionate interest in GTCR Partners VIII.

(13)	Includes 377,481 restricted shares issued under the 2006 Plan and 30,575 restricted shares purchased under the MSPP for which the restrictions have not lapsed.

(14)
Based on information provided by FMR LLC in a Schedule 13G filed with the SEC on February 14, 2011, FMR LLC has sole voting power with respect to 215,226 shares and sole dispositive power with respect to 5,445,226 shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)
Based on information provided by BlackRock, Inc. in a Schedule 13G filed with the SEC on February 4, 2011, BlackRock, Inc. has sole voting and dispositive power with respect to all 4,411,050 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

Franklin, Tennessee
April 15, 2011

SAMPLE — DO NOT RETURN

HEALTHSPRING, INC.
ATTN: CORPORATE SECRETARY
9009 CAROTHERS PARKWAY, SUITE 501
FRANKLIN, TN 37067
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M33784-P08511	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

HEALTHSPRING, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the following nominees:

1.	Election of Class III Directors	☐	☐	☐
Nominees

01) John T. Fox 02) Robert Z. Hensley 03) Russell K. Mayerfeld

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.						☐	☐	☐

3.	Non-binding advisory vote on executive compensation (“say-on-pay”).						☐	☐	☐

						1 year	2 years	3 years	Abstain
The Board of Directors recommends you vote 1 year on the following proposal:
4.	Non-binding advisory vote on the frequency of say-on-pay votes.					☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Stockholders, Notice, and Proxy Statement are available at www.proxyvote.com.

M33785-P08511

HEALTHSPRING, INC.
Annual Meeting of Stockholders
May 26, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Karey L. Witty and J. Gentry Barden, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all of the shares of common stock of HealthSpring, Inc. (the “Company”) held of record by the undersigned as of April 6, 2011, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9009 Carothers Parkway, Franklin, Tennessee 37067, on Thursday, May 26, 2011, Central Daylight Time, and at any adjournment or postponement thereof.
The Board of Directors recommends a vote “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011, “FOR” the non-binding advisory vote on executive compensation (“say-on-pay”), and “1 YEAR” for the non-binding advisory vote on the frequency of say-on-pay votes.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side